OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14.
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
BROWN SHOE COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 17, 2006

To Brown Shoe Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Brown Shoe Company, Inc. to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri, in the Conference Center, on Thursday, May 25, 2006, at 11:00 a.m., St. Louis time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy card accompany this letter. Our Annual Report for fiscal year 2005 is also enclosed.

I hope you will be present at the meeting. Whether or not you plan to attend, please cast your vote by telephone or on the Internet, or complete, sign and return the enclosed proxy card in the postage-prepaid envelope, also enclosed. The prompt execution of your proxy will be greatly appreciated.

Sincerely yours,

Ronald A. Fromm
Chairman of the Board and
Chief Executive Officer

Brown Shoe Company, Inc.
8300 Maryland Avenue, St. Louis, Missouri 63105-3693

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 25, 2006

TIME:	11:00 a.m., St. Louis Time

PLACE:	8300 Maryland Avenue
Conference Center
St. Louis, Missouri 63105

Matters to be voted on:

1.	Election of three directors

2.	Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accountants

3.	Approval of the Incentive and Stock Compensation Plan of 2002, as Amended

4.	Any other matters if properly raised

Only shareholders of record at the close of business on April 3, 2006 may vote at the meeting. Your vote is important. Whether you plan to attend the annual meeting or not, please cast your vote by phone or on the Internet, or complete, date and sign your proxy card and return it in the envelope provided.  If you attend the meeting and prefer to vote in person, you may do so even if you have previously submitted a proxy.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Michael I. Oberlander
Senior Vice President, General Counsel and
Corporate Secretary

April 17, 2006

PROXY STATEMENT — 2006 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
FOR THE BROWN SHOE COMPANY, INC.
2006 ANNUAL MEETING OF SHAREHOLDERS

Information about the Annual Meeting

Why am I receiving these proxy materials?

Your board of directors is soliciting proxies to be voted at the 2006 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

On April 17, 2006, we began mailing these proxy materials to all shareholders of record at the close of business on April 3, 2006. On the record date, we issued additional shares as payment for the recently declared 3-for-2 stock split, effected as a stock dividend. There were 31,039,204 shares of our common stock outstanding on April 3, 2006, including shares issued for the stock split.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 25, 2006 in the Conference Center at our headquarters, located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 11:00 a.m., St. Louis time.

What am I voting on?

We are aware of three proposals to be voted on by shareholders at the annual meeting:

•	the election of three directors (Joseph L. Bower, Carla C. Hendra and Michael F. Neidorff)

•	ratification of independent registered public accountants (Ernst & Young LLP)

•	approval of the company’s Incentive and Stock Compensation Plan of 2002, as amended

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on April 3, 2006, the record date, including additional shares issued in connection with the recent 3-for-2 stock split. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

If I am a shareholder of record, how can I vote my shares?

You can vote by proxy or in person.

How do I vote by proxy?

If you are a shareholder of record, you may vote your proxy by telephone, Internet, or mail. Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers. Voting by telephone or Internet will help us reduce costs.

•	Voting your proxy by telephone

In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week up through the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Voting your proxy by Internet

You can also choose to vote via the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day, 7 days a week up through the day before the meeting. If you vote via the Internet, you do not need to return your proxy card.

•	Voting your proxy by mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If you vote by proxy using any of these three methods, the persons named on the card (your “proxies”) will vote your shares in the manner you indicate. You may specify how your shares should be voted for all, some or none of the nominees for director and for or against the other proposals indicated on the proxy card. If you vote by telephone or Internet and choose to vote with the recommendation of your board of directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” the ratification of the Company’s registered independent public accountants, and “FOR” the Incentive and Stock Compensation Plan of 2002, as amended. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matter that is required to be acted on at the annual meeting other than those discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting.

If I hold shares in street name, how can I vote my shares?

You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these materials by your broker or nominee.

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What is a “quorum” for the Meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. Under the New York Business Corporation Law and our bylaws, a quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present or represented at the meeting. For these purposes, shares which are present or represented by proxy at the annual meeting will be counted towards a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What vote is required to approve each proposal?

Proposal 1 — Election of Three Directors	The nominees who receive the most votes for the available positions will be elected. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2 — Ratification of the Appointment of Independent Registered Public Accountants	The affirmative vote of a majority of the shares voting either for or against Proxy Proposal 2 is required for approval of the proposed ratification of the appointment of independent registered public accountants.

Proposal 3 — Approval of the Incentive and Stock Compensation Plan of 2002, as Amended	The affirmative vote of a majority of the shares voting either for or against Proxy Proposal 3 is required for approval of the Incentive and Stock Compensation Plan of 2002, as amended.

Other matters	The affirmative vote of a majority of the shares voting either for or against such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted (“broker non-votes”) will not have any effect with respect to such proposals. Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals under the rules of the New York Stock Exchange and the beneficial owner has not instructed the broker how to vote on these proposals.

Shares represented by proxies, which are marked vote “withheld” with respect to the election of any person to serve on the board of directors, will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” with respect to any other proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote. Shares represented by proxies which deny the proxy-holder discretionary authority to vote on any other proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote.

What are the costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred therein.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in our Report on Form 10-Q for the first quarter of 2006, which we expect to file on or before June 8, 2006. You can obtain a copy of the Form 10-Q on our website at www.brownshoe.com/investor, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

How can I reduce the number of copies of proxy materials delivered to my household?

Securities and Exchange Commission rules allow delivery of a single annual report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the annual report and proxy statement, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. If your family has multiple accounts, you may have received householding notification from your broker earlier this year and, consequently, you may receive only one proxy statement and annual report. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver separate copies at your address to which a single copy was delivered; notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Senior Vice President, General Counsel and Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address or telephone number.

CORPORATE GOVERNANCE

Our Principles and governance Guidelines

Since 1878 , we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The corporate governance guidelines are available on our website, at www.brownshoe.com/governance. The board periodically reviews these guidelines, New York law (the state in which we are incorporated), the rules and listing standards of the New York Stock Exchange, and SEC regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting of shareholders and all of them attended last year’s annual meeting. The charters for the Board’s Executive, Audit, Compensation and Governance and Nominating Committees are also available on our website, at www.brownshoe.com/governance, and copies of these charters will be provided to shareholders, upon written or oral request to our Senior Vice President, General Counsel and Corporate Secretary, 8300 Maryland Avenue, St. Louis, Missouri 63105, or by telephone at (314) 854-4000.

Independent Directors

Currently, of the eleven members of the board of directors, ten meet the New York Stock Exchange standard for independence. A director is considered to be an independent director only if the director does not have a material relationship with the company, as determined by the board. The board has adopted standards for independence to assist it in making this determination. These standards are described in the Company’s Corporate Governance Guidelines. As of the date of this proxy statement, the board has determined that, except for Mr. Fromm, who is an executive officer, each of the other members of the board of directors is independent. The independent members of the board meet regularly without any members of management present. Mr. Liddy, as chair of the Executive Committee, usually presides at such executive sessions. If Mr. Liddy is absent, then Mr. Ritter, the other member of the Executive Committee, presides in his place. Only independent directors serve on our Audit, Compensation and Governance and Nominating Committees.

Code of Ethics

We have a Code of Business Conduct, which is applicable to all directors, officers and employees of the company. We have an additional Code of Ethics, which is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the company’s website at www.brownshoe.com/governance. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the company) either code on our website.

Communicating with the Board

Shareholders and other parties interested in communicating directly with an individual director or with the non-management directors as a group may write to the individual director or group, c/o Corporate Secretary, Brown Shoe Company, Inc., 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@brownshoe.com. The board approved a process for handling communications received by the company and addressed to non-management members of the board. Under that process, the Corporate Secretary of the company reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the company that is addressed to members of the board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Meetings and Committees

The board has the following four committees: Audit, Compensation, Executive and Governance and Nominating. The table below indicates the membership of each committee and how many times the board and each committee met in fiscal 2005. Each director attended at least 75 percent of the total number of meetings of the board and of the committees on which he or she serves, during his or her term.

Governance and
	Board	Audit	Compensation	Executive	Nominating

Mr. Bower	Member		Member		Chair
Ms. Esrey	Member		Member		Member
Mr. Fromm	Chair			Member
Ms. Hendra(1)	Member
Mr. Korn	Member	Member
Mr. Liddy	Member			Chair	Member
Ms. McGinnis	Member		Member		Member
Mr. McGinnis	Member	Member	Chair
Mr. Neidorff(1)	Member
Mr. Ritter	Member	Chair		Member
Mr. Upbin	Member	Member
Number of 2005 Meetings	9	9	5	0	5

(1)	Ms. Hendra joined the board in November 2005, and Mr. Neidorff joined in March 2006.

Audit Committee

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the company’s financial statements, (b) the financial reporting process and systems of internal accounting and financial controls, (c) compliance with ethics policies and legal and regulatory requirements and the company’s independent registered public accountants’ qualifications and independence and (d) the performance of the company’s internal audit function and independent registered public accountants. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. The board has determined, in its judgment, that the audit committee is composed solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Exchange Act and operates under a written charter adopted by the entire board (attached as Exhibit A to this Proxy Statement). In 2005, the board also determined, in its judgment, that Mr. Ritter qualified as an “audit committee financial expert;” and for 2006, the board determined, in its judgment, that Mr. Upbin qualifies as an “audit committee financial expert.” The board, in the Corporate Governance Guidelines, has established the policy that no member of the audit committee may serve on the audit committees of more than 3 public companies (including our audit committee). The Report of the Audit Committee can be found on page 7 of this proxy statement.

Compensation Committee

The Compensation Committee’s primary responsibility is to establish the executive officers’ compensation. The Compensation Committee also reviews changes in the compensation of other key management employees, approves the participation of executives and other key management employees in the various compensation plans, reviews our compensation programs, and monitors our promotion and management development practices. The board has determined, in its judgment, that the Compensation Committee is composed solely of independent directors as defined in the NYSE listing standards and operates under a written charter adopted by the entire board. The Report of the Compensation Committee on Executive Compensation can be found on page 28 of this proxy statement.

Executive Committee

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs during the intervals between board meetings that may lawfully be delegated to it by the board of directors. However, certain categories of matters have been expressly reserved to the full board. The Executive Committee operates under a written charter adopted by the entire board.

Governance and Nominating Committee

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors and reviews the effectiveness of board governance. A candidate should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. In evaluating the suitability of individual nominees, the Governance and Nominating Committee will also take into account, among other things, the person’s personal and professional attributes, ability to provide necessary stewardship over business strategies and programs adopted to ensure the coordination of interests among employees, management and shareholders, ability to respect and maintain adherence to the Code of Business Conduct, and ability to balance short-term goals and long-term goals of the company and its shareholders. The Governance and Nominating Committee will consider a candidate for director proposed by a shareholder if the proposing shareholder submits the appropriate information by the specified deadline, as discussed in more detail in the section “Shareholder Proposals for the 2007 Annual Meeting” at page 34 of this proxy statement. A shareholder seeking to propose a candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary. The board has determined, in its judgment, that the Governance and Nominating Committee is composed solely of independent directors as defined in the NYSE listing standards and operates under a written charter adopted by the entire board.

Audit Committee Report

The Audit Committee oversees the company’s financial reporting process on behalf of your board of directors. Management is primarily responsible for the financial statements and reporting process including the systems of internal controls, while the independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States, and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the internal auditors and independent registered public accountants. The committee discussed with the company’s internal auditors and independent registered public accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal auditors and independent registered public accountants, with and without management present, and discussed the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. Management represented to the committee that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants, including their judgments as to the quality, not just the acceptability, of the company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States.

The company’s independent registered public accountants also provided to the committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent registered public accountants that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Audit Committee considered whether the provision by Ernst & Young LLP of non-audit services, including tax services, was compatible with their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, including the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 28, 2006 for filing with the Securities and Exchange Commission. The committee has retained Ernst & Young LLP as the company’s independent registered public accountants for fiscal 2006.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accountants. Nor is it the duty of the committee to conduct investigations or to assure compliance with laws and regulations and the company’s business conduct policies.

Audit Committee
Jerry E. Ritter, Chair
Steven W. Korn
W. Patrick McGinnis
Hal J. Upbin

Compensation of Non-Employee Directors

In fiscal 2005, we compensated each non-employee director for his or her service to us. Such compensation was comprised of the following:

•	$30,000 as an annual retainer, payable quarterly

•	Chairs of the Compensation, Executive and Governance and Nominating Committees each received an additional $7,500 annual retainer

•	Chair of the Audit Committee received an additional $12,500 annual retainer

•	A restricted stock unit award of 1,800 shares (as adjusted for the recent stock split)

•	$1,500 fee for each board meeting attended, or each day of such meeting if such meeting was over multiple days, and $1,000 for each committee meeting attended, regardless of whether serving as a member of the committee.

•	Reimbursement of customary expenses for attending board, committee and shareholder meetings.

The restricted stock units granted to non-employee directors are the economic equivalent of a grant of restricted stock; however, no actual shares of stock are issued at the time of grant or upon payment. Rather, the award entitles the non-employee director to receive cash, at a future date, equal to the value of one share of our common stock for each restricted stock unit, subject to satisfaction of a one-year vesting requirement. The payout of the restricted stock units will be on the date that service as director terminates or such earlier date as a non-employee director may elect. Dividends are paid on restricted stock units at the same rate as dividends on the company’s common stock, and are automatically re-invested in additional restricted stock units.

We also pay the premiums for directors’ liability insurance and travel accident insurance for each director. We do not maintain a directors’ retirement plan.

Mr. Liddy also serves on our Investment Committee with Mr. Fromm and two other officers. The Investment Committee oversees the company’s responsibilities under our pension plans, evaluates and employs investment managers and otherwise governs the management of assets under the plans. The Investment Committee met five times in fiscal 2005 and we paid Mr. Liddy $1,000 per meeting.

Over the past few years, the annual grant of restricted stock units to directors has been determined based on an approximate fair market value of $40,000 at the time when the grant amount has been set for the year.

In March 2006, the Governance and Nominating Committee recommended that compensation to non-employee directors remain the same for the year following the annual meeting, except to adjust the number of restricted stock units granted for the year. As of the date of this Proxy Statement, no determination has been made with respect to a 2006 grant of restricted stock units to non-employee directors, although this matter is expected to be considered by the board following the annual meeting.

In October 1999, the board adopted a deferred compensation plan for non-employee directors. Under the plan, we credit each participant’s account with the number of units which is equal to the number of shares of our stock, and dividends earned on such shares, which the participant could purchase or receive with the amount of the deferred compensation on the date the cash was earned, based upon the fair market value of our stock on that date. When the participating director terminates his or her service as a director, we will pay to him or her such deferred compensation (or to his or her designated beneficiary in the event of his or her death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The amount paid will be based on the number of units of deferred compensation credited to the participating director’s account, valued on the basis of the fair market value of an equivalent number of shares of our stock at the end of the fiscal quarter on or following termination of the director’s service. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship. In fiscal 2005, one of our non-employee directors elected to defer the receipt of all cash compensation for serving as director; and two of our non-employee directors elected to defer the receipt of a portion of the cash compensation for serving as director and terminated their participation in the deferred compensation plan.

A director who is an employee does not receive payment for service as a director.

Stock Ownership by Directors and Executive Officers

The following table shows the amount of our common stock beneficially owned, and restricted stock units in our deferred compensation plan for non-employee directors, as of April 3, 2006, by each director, each of the executive officers listed in the Summary Compensation Table on page 23 of this proxy statement, and all current directors and executive officers as a group. In general, “beneficial ownership” includes those shares a person has or shares the power to vote, or the power to dispose. The table also shows the number of options to purchase shares of our stock that are exercisable, either immediately or by June 2, 2006. All share numbers for the company’s stock reflect the recent stock split.

	Amount of Common Stock
	Beneficially Owned
	Number of	Exercisable		% of Shares	Share
Name	Shares(1)	Options(2)	Total	Outstanding	Units(3)

Joseph L. Bower	11,625	18,750	30,375	*	5,949
Julie C. Esrey	4,291	18,750	23,041	*	5,949
Ronald A. Fromm	181,720	444,002	625,722	1.99%	—
Carla C. Hendra	0	0	0	*	1,804
Steven W. Korn	412	0	412	*	3,486
Richard A. Liddy	17,050	19,500	36,550	*	5,949
Patricia G. McGinnis	1,722	16,950	18,672	*	24,817
W. Patrick McGinnis	1,500	12,600	14,100	*	5,949
Michael F. Neidorff	4,500	0	4,500	*	—
Gary M. Rich	63,546	79,035	142,581	*	—
Jerry E. Ritter	4,425	19,500	23,925	*	1,815
Andrew M. Rosen	124,258	65,579	189,837	*	—
David H. Schwartz	23,928	20,626	44,544	*	—
Diane M. Sullivan	51,840	45,000	96,840	*	—
Hal J. Upbin	750	0	750	*	3,498
Joseph W. Wood	37,849	84,354	122,203	*	—
Current Directors and executive officers as a group (19 persons, including certain of those named above)	602,348	919,459	1,521,807	4.76%	59,216

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Includes stock held directly and indirectly through the company’s 401(k) plan and restricted stock subject to forfeiture, a vesting schedule and other restrictions; the employee does not have the right to vote shares held through the company’s 401(k) plan.

(2)	Shares that can be acquired by exercising stock options through June 2, 2006.

(3)	Share units include units in our deferred compensation plan for non-employee directors and restricted stock units issued to our non-employee directors, the value of which mirrors the value of common stock. The share units are ultimately paid in cash and have no voting rights.

We own a majority interest in Shoes.com, Inc. Shoes.com has 801,666 shares of common stock outstanding, as well as 200,000 shares of series A preferred stock and 1,224,726 shares of series A-1 preferred stock, and the preferred shares are convertible into common stock on a one-to-one basis. Each of Mr. Fromm and Mr. Rosen own exercisable options to purchase 2,500 shares of common stock of Shoes.com. The directors and executive officers as a group own exercisable options to purchase 10,000 shares of common stock of Shoes.com.

Related Party Transactions

In fiscal 2005, there were no material transactions between the company and its executive officers, directors or principal shareholders.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than ten percent of our common stock to report their ownership of stock and any changes in ownership to the Securities and Exchange Commission, New York Stock Exchange and Chicago Stock Exchange.

The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. During fiscal year 2005, due to an administrative error at the company, each of Messrs. Bower, Esrey, Korn, Liddy, McGinnis, Ritter and Upbin, as well as Ms. McGinnis, was late with respect to filing two Form 4’s reporting dividends earned on outstanding restricted stock units; for the dividend of restricted stock units issued April 1, 2005, the Form 4 was filed 21 business days late, and for the dividend of restricted stock units issued January 2, 2006, the Form 4 was filed 1 day late. For Ms. Hendra, due to an administrative error at the company, one Form 4, reporting a dividend of restricted stock units issued January 2, 2006, was filed 1 business day late. Based solely on a review of the copies of the reports furnished to us and written representations that no other such statements were required, we believe that all such other reports of our executive officers and directors were filed on a timely basis.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1- Election of Directors

Structure of the Board

Our certificate of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. This classified board structure was adopted on November 2, 1954. Except as noted below, each of the classes has a three-year term, and the term of one class expires each year in rotation at that year’s annual meeting. We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. Our bylaws can be amended by a majority of shareholders acting at a meeting of shareholders or by a majority of the board. In anticipation of the retirement of Mr. Liddy and Mr. Ritter, in November 2005, your board amended the bylaws to increase the number of directors from nine to ten, and elected Carla C. Hendra to fill the newly created vacancy, and in March 2006, amended the bylaws to increase the number of directors from ten to eleven, and elected Mr. Neidorff to fill the newly created vacancy. In searching for new directors, Mr. Bower, as the Chair of the Governance and Nominating Committee, compiled a list of possible candidates and solicited input from all directors. The Governance and Nominating Committee reviewed and considered all potential candidates. Mr. Bower then contacted the favored candidates to initiate discussions about joining the board. Both Ms. Hendra and Mr. Neidorff met with several of the independent directors and, upon the recommendation of the Governance and Nominating Committee, Mr. Bower extended an invitation to each of them to join the board.

Mr. Liddy and Mr. Ritter will retire from the board as of the 2006 Annual Meeting, which will leave two vacancies on the board immediately following their retirement. At that time, the board is expected to amend the bylaws to reduce the number of directors to nine so that no vacancies will exist.

There are no family relationships between any of our directors and executive officers.

Your board of directors has nominated three individuals, each of whom is a current director, for election as directors for three-year terms at the 2006 Annual Meeting: Joseph L. Bower, Carla C. Hendra and Michael F. Neidorff.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

NOMINEES FOR A THREE-YEAR TERM THAT WILL EXPIRE IN 2009:

JOSEPH L. BOWER, 67, has been a director since 1987. Since 1973, he has been the Donald Kirk David Professor of Business Administration at Harvard Business School. Mr. Bower serves as a director of Anika Therapeutics, Loews Inc., the New America High Income Fund, Sonesta International Hotels Corporation and the TH Lee Putnam EOP Fund.

CARLA C. HENDRA, 49, has been a director since November 2005. Since July 2005, she has been the Co-Chief Executive Officer of Ogilvy North America, and since 1998, she has been the President of OgilvyOne N.A. Ms. Hendra leads the North American region of OgilvyOne Worldwide, the world’s leading one-to-one marketing services network. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President, Grey Direct, a division of Grey Advertising from 1992 to 1996. Ms. Hendra serves as a director of Ogilvy & Mather Worldwide and OgilvyOne Worldwide.

MICHAEL F. NEIDORFF, 63, has been a director since March 2006. Since 1996, he has been the President and Chief Executive Officer of Centene Corporation, a government services managed care company; and since May 2004, has also served as Centene’s Chairman of the Board. From 1995 to 1996, Mr. Neidorff served as a Regional Vice President of Coventry Corporation, a publicly traded managed care organization, and as the President and Chief Executive Officer of one of its subsidiaries, Group Health Plan, Inc. From 1985 to 1995, Mr. Neidorff served as the President and Chief Executive Officer of Physicians Health Plan of Greater St. Louis, a subsidiary of United Healthcare Corp.

Your Board of Directors recommends a vote “FOR” these nominees.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2007:

JULIE C. ESREY, 67, has been a director since 1995. From 1962 to 1976, she was employed as an International Economist for Exxon Corporation, where she subsequently was engaged as a consultant. Ms. Esrey has served as a member of the Executive Committee of the Board of Trustees of Duke University and a director of the Duke Management Company. She also has served as a director of Bank IV Kansas, National Association, in Wichita, Kansas.

W. PATRICK McGINNIS, 58, has been a director since 1999. He is a member of the Board of Directors and Chief Executive Officer and President of Nestlé Purina PetCare Company. From 1997 until 2001, he was a member of the Board of Directors and Chief Executive Officer and President of Ralston Purina Company. He served as President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company from 1992 to 1997, when he was elected to the Board of Directors and to the additional office of Co-Chief Executive Officer of Ralston Purina Company. Mr. McGinnis serves on the Board of Directors of Energizer Holdings, Inc.

HAL J. UPBIN, 67, has been a director since 2004 and was the Chairman of the Board of Directors of Kellwood Company from 1999 to January 31, 2006. From December 1997 through June 2005, he was Chief Executive Officer of Kellwood Company. From 1994 until 1997, he was President and Chief Operating Officer of Kellwood Company, and from 1992 until 1994, he was Executive Vice President Corporate Development of Kellwood Company. He served as Vice President Corporate Development of Kellwood Company from 1990 to 1992 and was President of American Recreation Products, Inc., a subsidiary of Kellwood, from 1988 to 1992. Mr. Upbin serves on the Board of Directors of First Banks, Inc., the St. Louis Chapter of the AMC Cancer Research Center, and the Regional Business Council of St. Louis. He is also a member of the Board of Trustees for Pace University, a Trustee on the Council of the National Jewish Medical and Research Center, and National Council Member of Washington University’s Olin School of Business.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2008:

RONALD A. FROMM, 55, has been our Chairman of the Board of Directors and Chief Executive Officer and a director since 1999. From 1999 until January 2004, he also served as our President, and during 1998 served as a President of our branded division. From 1992 until 1998, he served as Executive Vice President of our Famous Footwear division, and prior to that time served as its Chief Financial Officer. He currently serves as a Chairman and member of the Board of Directors of the Footwear Distributors and Retailers of America (FDRA), Vice Chairman of the Board of Directors of the Fashion Footwear Association of New York (FFANY), and Chairman of the Board of Directors of the Two/ Ten International Footwear Foundation.

STEVEN W. KORN, 52, has been a director since 2004. He has been the Publisher of the Daily Report newspaper and GC South magazine, both located in Atlanta, Georgia since 2005. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a position he held starting in 1996. Previously, he served as the Vice President, General Counsel and Secretary at Turner Broadcasting System, Inc. (TBS). Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues. Mr. Korn currently serves on the boards of Public Broadcasting Service, Vassar College, SV Investment Partners, LLC, and Alvarez & Marsal.

PATRICIA G. McGINNIS, 58, has been a director since 1999. She is the President and Chief Executive Officer of The Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. She has held that position since May 1994. From 1982 until May 1994, she was a principal at the FMR Group, a public affairs consulting firm.

PROPOSAL 2 — Ratification of Independent Registered Public Accountants

The audit committee has appointed Ernst & Young LLP as the independent registered public accountants to audit the company’s consolidated financial statements for the fiscal year ending February 3, 2007. The audit committee and the board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young LLP, the audit committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accountants for the next fiscal year. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the fiscal year if the audit committee believes such a change would be in the best interest of the company and its shareholders.

Representatives of Ernst & Young LLP do not plan to make a formal statement at the annual meeting. However, we expect that they will attend the meeting and be available to respond to appropriate questions.

Your Board of Directors recommends a vote “FOR” the ratification of theappointment of Ernst & Young LLP as the company’s independent registered public accountants.

Fees Paid to Independent Registered Public Accountants

During fiscal 2005 and fiscal 2004, Ernst & Young LLP were our independent accountants and charged fees for services rendered to us as follows:

Service	2005 Fees	2004 Fees

Audit(1)	$1,438,603	$1,361,016
Audit-related(2)	$67,987	$56,512
Tax(3)	$125,700	$303,603
Other Services	0	0

Total	$1,632,290	$1,721,131

(1)	The audit services performed in 2005 included services in connection with our acquisition of Bennett Footwear and our offering of 8.75% senior notes.

(2)	The audit-related services performed in 2005 and 2004 were audits of our employee benefit plans.

(3)	The tax services in 2005 and 2004 included tax compliance (including preparation and review of tax returns), tax planning and tax advice, including assistance with tax audits.

In 2005, all of the audit-related services and the tax services were pre-approved in accordance with the Audit Committee’s audit and non-audit services pre-approval policy that requires the committee or the chair of the committee to pre-approve services to be provided by the company’s independent registered public accountants. Pursuant to this policy, the committee will consider whether the services to be provided by the independent registered public accountants are prohibited by the SEC and consistent with the SEC’s rules on auditor independence and whether the independent registered public accountants are best positioned to provide the most effective and efficient services. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

PROPOSAL — 3 Approval of the Incentive and Stock Compensation Plan of 2002, as Amended

Our Incentive and Stock Compensation Plan of 2002 is the benefit plan that the company uses to grant stock options, restricted stock, performance shares, performance units, stock appreciation rights and cash-based awards to directors and employees. In connection with the recent 3-for-2 stock split, on March 2, 2006, the Compensation Committee of the board approved amendments to the plan and adjustments to outstanding awards to equitably reflect the stock split; because these changes due to the stock split were authorized by the plan, they were not subject to shareholder approval.

In March 2006, the Compensation Committee approved the following material amendments to the plan, which are subject to shareholder approval and are proposed to be effective on May 26, 2006:

•	Increase the number of shares available under the plan by 2,100,000 shares, so that after adjusting for the recent stock split, there will be 4,202,430 shares available under the plan to cover outstanding awards and future grants; and

•	Reduce the total number of plan shares available by 2.1 shares for each share issued: (a) pursuant to a restricted stock award; (b) as payment or settlement of a performance share award, performance unit, or cash-based award; and (c) in certain instances, as payment of stock appreciation rights.

The Compensation Committee approved these amendments to give the company sufficient flexibility to provide for future equity incentives, and at the same time respond to shareholder concerns about potential dilution to shareholders’ value. This method of reducing the pool of available shares using a 2.1-for-1 formula is proposed in recognition of the greater value of “full value” shares issued as restricted stock or as payment of a performance award, as contrasted to stock options that require the recipient to pay the exercise price in order to acquire shares.

The 2.1-for-1 reduction formula replaces the current provisions in the plan that limit grants of restricted stock and performance share awards to 675,000 shares in the aggregate (as adjusted for the stock split) and provide that a performance share award shall have an initial value not exceeding twice the value on the grant date.

Other changes related to these material amendments, as well as several additional changes clarifying existing provisions, are discussed in the description of plan terms that follows.

An amended and restated version of the plan, as proposed by the Compensation Committee, is attached as Exhibit B to this proxy statement. This amended plan, as proposed by the Compensation Committee, will be effective following your approval. By approving the amended plan, shareholders will be also be deemed to be approving the performance measures for grants of the various incentive awards which are designed to qualify for the performance-based exception of Section 162(m) of the Internal Revenue Code of 1986, as amended. The performance measures are set forth in Article 9 of the amended plan.

Your Board of Directors recommends a vote “FOR” approval of the
Incentive and Stock Compensation Plan of 2002, as Amended.

Description of the Plan

The principal features of the plan, as currently in effect and as proposed to be amended, are described below. This description is subject to and qualified in its entirety by the full text of the amended plan attached as Exhibit B to this proxy statement.

Purpose.  The objectives of the plan are to optimize our profitability and growth through annual and long-term incentives that (1) link the personal interests of participants to those of our shareholders; (2) provide participants with an incentive for excellence in individual performance; and (3) increase long-term shareholder value. The plan is further intended to provide us with flexibility in our ability to motivate, attract, and retain the services of participants who make significant contributions to our success and to allow participants to share in our success.

Administration.  The plan is administered by your board of directors, and the board has delegated administration of the plan to the Compensation Committee in order to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. (When used in this description of the amended plan, “board of directors” or “board” includes the compensation committee when acting pursuant to the board’s delegation of authority.) Also, the Chief Executive Officer has been delegated the authority to make grants of awards representing no more than 50,000 shares per year to non-executive officer employees.

Your board of directors has full power to:  (1) select the employees and directors who are to participate in the plan, (2) determine the sizes and types of awards, (3) determine the terms and conditions of awards in a manner consistent with the plan, (4) interpret the plan and any agreement or instrument entered into under the plan, (5) establish, amend or waive rules and regulations for the plan’s administration, (6) amend the terms and conditions of any outstanding award as provided in the plan, and (7) make all other determinations that may be necessary or advisable for the administration of the plan. No awards may be made under the plan after May 22, 2012.

As of April 3, 2006, ten non-employee directors and approximately 12,800 employees were eligible to participate in the plan and 99 individuals had awards outstanding under the plan.

Limits on Awards.  The plan places limits on the grants of awards to a single participant in any one fiscal year under the plan, which after adjustment for the recent stock split, are as follows:

•	the maximum aggregate number of shares of common stock that may be granted in the form of stock options is 225,000 shares,

•	the maximum aggregate payout at the end of an applicable performance period with respect to awards of performance shares or performance units granted shall be equal to the value of 150,000 shares,

•	the maximum payout with respect to cash-based awards is $3,000,000,

•	the maximum number of shares that may be granted as awards of restricted stock is 75,000 shares, and

•	the maximum number of shares of common stock with respect to which stock appreciation rights may be granted is 225,000 shares.

Pursuant to the amended plan, there will no longer be an aggregate limit on the number of shares that may be issued as restricted stock or as settlement of performance share awards.

Shares Available Under the Plan.  As of April 3, 2006, after adjustment for the recent stock split, there were 2,102,430 shares available under the plan. Of these available shares, there were outstanding stock options covering 1,627,072 shares and outstanding performance share awards covering a “target” amount of 292,500 shares. If the Company meets the maximum performance criteria specified in the performance share awards, then the awards would provide for payment of two times the target number of shares (a maximum of 585,000 shares). If all of the outstanding stock performance awards were to be payable at the maximum level, then the plan would not have sufficient available shares for the company to issue shares as the exclusive payment method for such awards, and instead, the company would necessarily need to pay a portion of these performance share awards in cash. From the time the plan was adopted in 2002 through April 3, 2006, including adjustments for the recent stock split, 126,577 shares have been issued upon exercise of stock options, 278,400 shares have been issued as restricted stock (including 276,000 shares still subject to vesting), and 94,710 shares have been issued as settlement of performance share awards.

As proposed to be amended, the plan provides a new formula for reducing available shares when shares are issued upon exercise or payment of certain “full value” awards. Under the amended plan, when shares are issued as restricted stock or as settlement of a performance unit, performance share or cash-based award, each share issued will reduce the number of available shares by 2.1 shares. For options, the current 1-for-1 reduction formula will remain in place; thus, each share subject to an outstanding stock option will reduce the number of shares available for issuance by one share. For shares issued to settle stock appreciation rights, available shares will be reduced by the lesser of: (a) the number of shares with respect to which the stock appreciation right has been exercised, or (b) 2.1 times the number of shares issued to settle the stock appreciation right. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the plan. The proposed amendments would also add 2,100,000 shares to the plan. Based on available plan shares as of April 3, 2006, and including the stock split, the proposed addition of 2,100,000 shares would result in an aggregate of 4,202,430 shares being available under the plan. Outstanding stock option awards covering 1,627,072 shares would reduce available shares by 1,627,072 shares (based on a 1-for-1 reduction). If all currently outstanding performance share awards are paid at the maximum (two times target), then 585,000 shares would be issued to employees and available shares would be reduced by 1,228,500 shares, which is 2.1 times the number of performance shares issued. These share awards would leave 1,346,858 shares available for the grant of future awards under the amended plan.

The amended plan clarifies that shares still available under the Brown Group, Inc. Incentive and Stock Compensation Plan of 1999 that are unissued and not subject to outstanding awards will be added on a rolling basis to, and become available under, the plan. Thus, as outstanding awards under the 1999 plan are canceled, terminate, expire or lapse for any reason, the shares subject to those awards will be added to the plan.

If any award made under the plan is canceled, terminates or expires, or if any of the shares previously issued as restricted stock are forfeited, then the shares subject to these awards become available again for issuance under the plan for any type of award, and will be credited back into the plan in the same proportion or number that such shares reduced the number of shares available when the award or shares were granted or issued under the plan. The board determines the appropriate method for calculating the number of shares issued pursuant to the plan.

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction such as any merger, consolidation, separation, including a spin-off, or other distribution of our stock or property, any reorganization or any partial or complete liquidation, an adjustment may be made to prevent dilution or enlargement of participants’ rights.

Stock Options and Stock Appreciation Rights.  Under the plan, a stock option is granted under an award agreement specifying the price, the duration of the stock option, the number of shares of common stock to which the stock option pertains and whether the stock option is an incentive stock option or a nonqualified stock option. Incentive stock option awards under the terms of the plan are those that qualify for special tax treatment under Section 422 of the Internal Revenue Code (the “Code”) to the extent such treatment is available, while the nonqualified stock options do not qualify for such special tax treatment. Directors may not be granted incentive stock options but employees may be granted either type of option under the plan. To exercise a stock option, the optionee must pay the stock option price: (1) in cash or its equivalent, (2) by tendering (either actual or by attestation) previously acquired shares having an aggregate fair market value at the time of exercise equal to the total stock option price (provided that the shares which are tendered must have been held by the participant for at least six months prior to their tender to satisfy the stock option price), (3) by a combination of (1) and (2), (4) by cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (5) by any other means that the board determines to be consistent with the plan’s purposes and applicable law.

A stock appreciation right is granted under the plan pursuant to an award agreement specifying the duration of the stock appreciation right and the number of shares of common stock to which the stock appreciation right pertains. The price of a stock option granted to a participant under the plan will be at least 100% of the fair market value of a share of common stock on the date the stock option is granted. The value of a stock appreciation right with respect to a share of common stock as of any given date will be equal to the excess of the fair market value of a share of common stock on such date over an amount equal to at least 100% of the fair market value of a share of common stock on the date the stock appreciation right is granted. A stock appreciation right is payable as specified in the award agreement, and therefore can be in cash or in shares of common stock.

The duration of a stock option or stock appreciation right is determined by the board at the time that it is granted. The amended plan clarifies that neither stock options nor stock appreciation rights will be allowed to be exercisable later than the tenth anniversary of the date of its grant. Stock options and stock appreciation rights can be exercised subject to the restrictions and conditions placed upon them by the board, and they need not be the same for each grant or for each participant.

Each participant’s stock option or stock appreciation right award agreement will set forth the extent to which the participant can exercise the stock option or stock appreciation right following the termination of the participant’s employment or directorship with us. Such provisions will be determined in the sole discretion of the board, included in the award agreement entered into with each participant, and need not be uniform among all stock options and stock appreciation rights issued.

The amended plan clarifies that no stock options or stock appreciation rights may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and that both stock options and stock appreciation rights granted to a participant will be exercisable during the participant’s lifetime only by such participant.

Performance Units, Performance Shares, and Cash-Based Awards.  The board will set performance goals that determine the number and/or value of performance units/shares and cash-based awards that will be paid out to a participant. Each cash-based award has a value as may be determined by the board. The determination of the board with respect to the form of payout of such awards will be set forth in the award agreement pertaining to the grant of the award. The time period during which the performance goals must be met is called the “performance period.”

The board will set performance goals that, depending on the extent to which they are met, will determine the number and/or value of performance units/shares and cash-based awards that will be paid. The performance measure(s) to be used will be chosen from among: (1) earnings per share, (2) net income (before or after taxes),

(3) operating income (before or after taxes), (4) return on invested capital, return on assets, or return on equity, (5) cash flow return on investments which equals net cash flows divided by owners’ equity, (6) earnings before interest or taxes, (7) gross revenues or revenue growth, (8) market share, and (9) growth in share price or total shareholder return.

The board will have the discretion to adjust the determinations of the degree of attainment of the initially established performance goals on a corporation-wide or divisional basis; however, awards that are designed to qualify for the performance-based exception of Section 162(m) of the Code may not be adjusted upward. Shareholder approval of the amended plan will be deemed to include approval of the various performance award measures identified the prior paragraph.

If applicable tax and/or securities laws change to permit board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, then the board, in its sole discretion, may make such changes without obtaining shareholder approval. In addition, if the board determines that it is advisable to grant awards that will not qualify for the performance-based exception, then the board may make such grants without satisfying the requirements of Section 162(m) of the Code.

The board may pay performance units/shares and cash-based awards in cash or shares of common stock (or any combination) that have an aggregate fair market value equal to the value of the awards earned at the close of the performance period.

At the discretion of the board, participants may be entitled to receive any dividends declared with respect to shares of common stock which have been earned in connection with grants of performance units and/or performance shares, but not yet distributed to participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions that apply to dividends earned with respect to shares of restricted stock). In addition, participants may, at the discretion of the board, be entitled to exercise their voting rights with respect to such shares.

Unless determined otherwise by the board and set forth in the participant’s award agreement, in the event the employment or directorship of a participant is terminated by reason of death, disability, early retirement or retirement during a performance period, the participant will receive a payout of the performance units/shares or cash-based awards that is prorated.

Payment of earned performance units/shares or cash-based awards will be made at a time specified by the board in its sole discretion and set forth in the participant’s award agreement. Notwithstanding the foregoing, with respect to employees who are “covered employees” as defined in the regulations promulgated under Section 162(m) of the Code and who retire during a performance period, payments may not be made upon retirement, as such payments are made only at the end of the applicable performance period.

In the event that a participant’s employment or directorship terminates for any reason other than those reasons set forth above during a performance period, all performance units/shares and cash-based awards are forfeited by the participant unless determined otherwise by the board, as set forth in the participant’s award agreement. The amended plan would allow shares subject to forfeited awards to be available for future awards.

Except as otherwise provided in a participant’s award agreement, performance units/shares and cash-based awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; during the participant’s lifetime, the participant’s rights under the plan may be asserted only by the participant or the participant’s legal representative.

Subject to the approved criteria for establishing performance measures, future performance awards may be different than those previously issued.

Restricted Stock.  Each restricted stock grant will be stated in a restricted stock award agreement that will specify the period(s) of restriction, the number of shares of restricted stock granted, and such other provisions as deemed necessary by the board.

Shares of restricted stock granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction established by the board and specified in the restricted stock award agreement. All rights with respect to the restricted stock granted to a participant under the plan are available only to the participant during his or her lifetime.

We may retain the certificates representing shares of restricted stock in our possession until the time all conditions and/or restrictions applicable to the shares have been satisfied. Shares of restricted stock covered by each restricted stock grant made under the plan become freely transferable by the participant after the last day of the applicable period of restriction. Participants holding shares of restricted stock granted by the board may be granted the right to exercise full voting rights with respect to those shares during the period of restriction.

During the period of restriction, participants holding shares of restricted stock may be credited with regular cash dividends paid with respect to the underlying shares while they are so held. The board may apply any restrictions to the dividends that the board deems appropriate.

Each restricted stock award will set forth the extent to which the participant will have the right to receive unvested restricted shares following termination of the participant’s employment or directorship with us. Such provisions will be determined in the sole discretion of the board and included in the award agreement entered into with each participant. Additionally, these provisions need not be uniform among all shares of restricted stock issued pursuant to the plan.

Change In Control.  A “change in control” occurs when:

1.  Any natural person, corporation, government, or political subdivision, agency, or instrumentality of a government, or partnership, limited partnership, syndicate, or other group of two or more natural persons, (other than those persons in control of us as of May 23, 2002, or other than a trustee or other fiduciary holding securities under one of our employee benefit plans, or a corporation owned directly or indirectly by our shareholders in substantially the same proportions as their ownership of our stock) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), either directly or indirectly of our securities representing 30% or more of the combined voting power of our then outstanding securities; or

2.  During any period of two consecutive years, individuals who at the beginning of such period constitute the board (and any new director, whose election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), then cease to constitute a majority of the board; or

3.  Our shareholders approve: (i) a plan for our complete liquidation; or (ii) an agreement for the sale or disposition of all or substantially all of our assets; or (iii) our merger, consolidation, or reorganization with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 65% of the combined voting power of our voting securities (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

4.  However, in no event shall a “change in control” be deemed to have occurred, with respect to a participant, if the participant is part of a purchasing group that consummates the change-in-control transaction. A participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the participant is an equity participant in the purchasing corporation or group (except for: (i) passive ownership of less than three percent of the stock of the purchasing corporation; or (ii) ownership of equity in the purchasing corporation or group which is otherwise not significant, as determined prior to the change in control by a majority of the non-employee continuing directors).

Upon the occurrence of a change in control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges: (1) any and all stock options and stock appreciation rights granted pursuant to the plan shall become immediately exercisable; (2) any restriction periods and restrictions imposed on restricted shares that are not performance-based, as set forth in the restricted stock award agreement, shall lapse; (3) the target payout opportunities attainable under all outstanding awards of restricted stock, performance units, performance shares, and cash-based awards shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the change in control. The vesting of all awards denominated in shares shall be accelerated as of the effective date of the change in control, and there shall be paid out to participants within 30 days following the effective date of the change in control a pro-rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the performance period that has elapsed prior to the change in control. Awards denominated in cash shall be paid pro rata to participants in cash within 30 days following the effective date of the change in control, with the proration determined as a function of the length of time within the performance period which has elapsed prior to the change in control, and based on an assumed achievement of all relevant targeted performance goals.

The above provisions cannot be terminated, amended, or modified on or after the date of a change in control to affect adversely any award previously granted under the plan without the prior written consent of the participant with respect to the participant’s outstanding awards. However, the board may terminate, amend or modify the above provisions at any time prior to the date of a change in control.

Amendment, Modification, and Termination.  Subject to the terms of the plan, the board may at any time, alter, amend, suspend or terminate the plan in whole or in part. In addition, the board may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or of changes in applicable laws, regulations, or accounting principles, whenever the board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan; provided that, unless the board determines otherwise at the time such adjustment is considered, no such adjustment will be authorized to the extent that such authority would be inconsistent with the plan’s meeting the requirements of Section 162(m) of the Code, as from time to time amended or the requirements of any state law.

Without the written consent of the participant holding an award, no termination, amendment, or modification of the plan shall adversely affect in any material way any award previously granted under the plan. At all times when Code Section 162(m) is applicable, all awards granted under this plan shall comply with the requirements of Code Section 162(m) unless the board determines that such compliance is not desired. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any award or awards available under the plan, the board may make any adjustments it deems appropriate.

Withholding.  We shall have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this plan. With respect to withholding required upon the exercise of stock options, upon the lapse of restrictions on restricted stock, or upon any other taxable event arising as a result of awards granted pursuant to the plan, participants may elect, subject to the approval of the board, to satisfy the withholding requirement, in whole or in part, by having us withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the participant, and shall be subject to any restrictions or limitations that the board, in its sole discretion, deems appropriate.

Benefits Granted Under the Plan

The future benefits or amounts that will be received under the amended plan by directors, executive officers and other employees are discretionary and therefore are not determinable at this time. One effect of the proposed amendments is that there will be sufficient reserved shares to allow the company, should it choose to do so, to settle all outstanding performance share awards using shares rather than paying all or a portion of the value in cash. The average of the highest and lowest quoted selling prices for the common stock on the NYSE on April 3, 2006 was $34.78.

The table below sets forth the number of shares subject to stock options, restricted stock awards, performance share awards (assuming target level), and restricted stock units granted under the plan during fiscal 2005, all as adjusted for the recent stock split, for the individuals named in the Summary Compensation Table at page 23 of this Proxy

Statement and certain groups of individuals. These awards are not necessarily indicative of awards that we may make in the future.

			Performance Share
			Awards - Target
			Level Share	Restricted Stock
	Stock Options(1)	Restricted Stock	Amounts(2)	Units(3)
Name and Position	No. granted	No. granted	No. granted	No. granted

Ronald A. Fromm	60,000	-0-	30,000	-0-
Chairman of the Board and
Chief Executive Officer
Diane M. Sullivan	30,000	-0-	22,500	-0-
President and Chief
Operating Officer(4)
Joseph W. Wood	30,000	-0-	15,000	-0-
President, Famous Footwear
Gary M. Rich	22,500	-0-	7,500	-0-
President, Brown Shoe
Wholesale
Andrew M. Rosen	22,500	-0-	11,250	-0-
Executive Vice President
and Chief Financial Officer(4)
David H. Schwartz	18,750	-0-	7,500	-0-
Executive Counsel to the President(4)
Current executive	192,000	-0-	99,000	-0-
officers as a group (9 in number)
Non-executive directors	-0-	-0-	-0-	16,200
during fiscal 2005 (as a group)
(9 in number)
All employees with awards	363,764	-0-	35,250	-0-
other than executive
officers (90 persons)

(1)	Options granted at fair market value, vest over four years and have a ten-year term.

(2)	If we exceed performance goals, employees may receive as much as 200% of the targeted award opportunity.

(3)	Includes the number of restricted stock units granted to non-employee directors under the plan; it does not include share units pursuant to the deferred compensation plan for non-employee directors or any dividends paid during the year on either restricted stock units or share units.

(4)	During 2005, Diane M. Sullivan held the position of President, Andrew M. Rosen held the position of Senior Vice President and Chief Financial Officer, and David H. Schwartz held the position of Chief Administrative Officer and President, Brown Shoe International.

Federal Income Tax Consequences

Under the Internal Revenue Code, as presently in effect, a participant will not be deemed to recognize any income for federal income tax purposes at the time any award is made, nor will we be entitled to a tax deduction at that time. However, when any part of a stock option or stock appreciation right is exercised, when restrictions on restricted stock lapse, or when payments are made under a performance share, performance unit, or cash-based award, the federal income tax consequences may be summarized as follows:

1.  In the case of an exercise of a stock option (other than an incentive stock option, or ISO) or stock appreciation right, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the stock option price.

2.  In the case of payment under a performance share, performance unit, or cash-based award, the participant will generally recognize ordinary income on the payment date in an amount equal to any cash and the fair market value of any unrestricted shares received.

3.  In the case of an award of restricted stock, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the fair market value of the stock will not be taxable to the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may elect to recognize income when the stock is received rather than when his or her interest is freely transferable or is no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the restricted stock.

4.  In the case of ISO’s, there is generally no tax liability at the time of exercise. However, the excess of the fair market value of the stock on the exercise date over the stock option price is included in the stock optionee’s income for purposes of the alternative minimum tax. If no disposition of the ISO stock is made before the later of one year from the date of exercise and two years from the date of grant, the stock optionee will realize a capital gain or loss upon a sale of the stock, equal to the difference between the stock option price and the sale price. If the stock is not held for such required period, ordinary income tax treatment will generally apply to an amount equal to the excess of the fair market value of the stock on the date of exercise (or, if less, the amount of gain realized on the disposition of the stock) over the stock option price, and the balance of any gain or loss will be treated as capital gain or loss. In order for ISO’s to be treated as described above, the participant must remain employed by us (or a subsidiary in which we hold at least 50 percent of the voting power) from the ISO’s grant date until three months before the ISO is exercised. The three-month period is extended to one year if the participant’s employment terminates on account of disability. If the participant does not meet the employment requirement, the stock option will be treated for federal income tax purposes as a stock option described in paragraph 1, above. A participant who exercises an ISO might also be subject to an alternative minimum tax.

5.  Upon the exercise of a stock option other than an ISO, the recognition of income on restricted stock, or the payment under a performance share, performance unit, or stock-based award, we will generally be allowed an income tax deduction equal to the ordinary income recognized by the participant, but in the case of the recognition of income on restricted stock, the deduction will be allowed in our taxable year in which ends the taxable year of the participant in which he or she recognizes the income. We will not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above. When a cash payment is made pursuant to an award, the recipient will recognize ordinary income equal to the amount of cash received and we will generally be entitled to a deduction of the same amount.

6.  Pursuant to Section 162(m) of the Code, we may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year is our Chief Executive Officer or among one of its four other highest compensated officers for that year. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. We believe that compensation attributable to stock options granted under the plan will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. The plan also authorizes the grant of performance shares, performance units, and cash-based awards utilizing the performance criteria set forth in the plan so that payments under such awards may likewise be treated as qualified performance-based compensation.

The foregoing is only a summary of the federal income tax consequences of participation in the plan. Each participant is advised to consult his or her own tax adviser for the federal income tax effects attributable to his or her own participation in the plan.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding the company’s equity compensation plans as of January 28, 2006, as adjusted for the recent stock split. This table does not reflect the additional shares proposed to be added to the plan.

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued	Weighted Average	Under Equity
	Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	3,389,288	$16.29	644,670
Equity compensation plans not approved by security holders	—	—	—

Total	3,389,288	$16.29	644,670

(1)	Included in column (a) are 268,500 rights to receive common shares subject to performance share awards at the maximum award level. The target amount of shares to be awarded under these performance share awards is 134,250, and, depending on the achievement of certain objectives at the end of fiscal 2006 and 2007, these awards may be payable anywhere from zero to a maximum 268,500 shares. These rights were disregarded for purposes of computing the weighted average exercise price in column (b). This table excludes restricted stock units granted to independent directors and independent directors’ deferred compensation units, which are payable only in cash.

The following information is provided as of April 3, 2006, and reflects an update to the fiscal year-end information provided in the above table. As of April 3, 2006, after adjustment for the recent stock split, there were 3,168,451 shares available under all of the company’s equity compensation plans (287,215 under the 1994 plan, 232,152 under the 1998 plan, 546,654 under the 1999 plan and 2,102,430 under the 2002 plan). There were outstanding stock options covering 2,693,093 shares, with a weighted average exercise price of $17.35, a weighted average remaining term of 7 years, and expiration dates ranging from May 23, 2006 to March 28, 2016. There were also outstanding performance share awards covering a maximum of 585,000 shares (two times target level). If all of the outstanding stock performance awards were to be payable at the maximum level (two times target), as of April 3, 2006 there would not be sufficient available shares to allow payment exclusively in shares, and the company would necessarily have to pay a portion of such awards in cash.

The following information is a pro forma analysis of the company’s equity compensation plan information, using April 3, 2006 information and taking into account the effects of the proposed amendments. If the amended plan is approved, 2,100,000 shares will be added to the plan. Also, issuances of “full value” shares, such as performance shares, would reduce the pool of available shares by 2.1 shares for every one share issued, whereas stock options, which are not considered to be “full value” shares, would reduce available shares by only one share for every share issued. The proposed addition of 2,100,000 shares would result in an aggregate of 5,268,451 shares being available under all of the company’s equity compensation plans. Outstanding stock option awards covering 2,693,093 shares would reduce available shares by 2,693,093 shares (based on a 1-for-1 reduction). If all currently outstanding performance share awards are paid at the maximum (two times target), then 585,000 shares would be issued to employees and available shares would be reduced by 1,228,500 shares, which is 2.1 times the of performance shares issued. Under this pro forma analysis, there would be sufficient available shares to pay all outstanding performance shares awards exclusively in shares at the maximum level and 1,346,858 shares would be available for the grant of future awards.

We believe that approval of the amended plan is important to our continued success. Our employees are a valuable asset. Awards such as those provided under the plan constitute an important incentive for key employees and help us to attract, retain and motivate people whose skill and performance are critical to our success. If the amended plan is not approved by the shareholders, the company will continue to have the authority to grant awards under the plan within the existing Plan limits.

EXECUTIVE COMPENSATION

The following summary compensation table shows the compensation paid during each of the last three fiscal years to Mr. Fromm, the other four most highly compensated executive officers who were serving as executive officers as of January 28, 2006, and one additional individual who was among the most highly compensated executive officers during the fiscal year, but was no longer serving as an executive officer on January 28, 2006. All share numbers have been adjusted for the recent stock split.

Summary Compensation Table

					Long-Term Compensation
					Awards
	Annual Compensation				Restricted	Securities	Payouts
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal			Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Position	Year	Salary($)	($)(1)	($)(2)	($)(3)	(#)	($)(4)	($)(5)
Ronald A. Fromm	2005	825,000	980,800	105,611	-0-	60,000/-0-	-0-	7,350
Chairman of the Board	2004	818,269	225,000	—	-0-	30,000/-0-	480,582	7,175
and Chief Executive Officer	2003	768,269	536,145	53,515	127,500	75,000/-0-	-0-	7,202
Diane M. Sullivan	2005	650,000	721,200	103,558	-0-	30,000/-0-	-0-	7,350
President and chief	2004	643,269	162,500	259,050	-0-	-0-/-0-	-0-	4,375
Operating Officer(6)	2003	71,539	150,000	—	937,250	75,000/-0-	-0-	-0-
Joseph W. Wood	2005	505,192	533,200	—	-0-	30,000/-0-	-0-	7,359
President, Famous	2004	493,269	200,000	140,045	-0-	22,500/-0-	144,174	7,175
Footwear	2003	443,269	276,728	81,180	63,750	45,000/-0-	-0-	7,731
Gary M. Rich	2005	482,385	406,900	—	-0-	22,500/-0-	-0-	7,382
President, Brown	2004	471,058	85,000	—	-0-	11,250/-0-	144,174	7,175
Shoe Wholesale	2003	463,654	233,318	—	-0-	11,250/-0-	-0-	7,040
Andrew M. Rosen(7)	2005	425,000	404,200	—	-0-	22,500/-0-	-0-	7,350
Executive Vice President and	2004	421,635	95,000	—	-0-	12,000/-0-	144,174	6,703
Chief Financial Officer	2003	393,269	298,000	—	77,740	11,250/-0-	-0-	7,202
David H. Schwartz(8)	2005	472,000	448,900	—	-0-	18,750/-0-	-0-	7,350
Executive Counsel to	2004	471,058	95,000	—	-0-	11,250/-0-	144,174	7,175
the Chairman	2003	462,308	254,660	—	-0-	11,250/-0-	-0-	7,081

(1)	Bonus amounts shown were earned and accrued during the fiscal years indicated and are paid subsequent to the end of each fiscal year pursuant to our Incentive and Stock Compensation Plan of 2002.

(2)	Consistent with applicable regulations, this column does not include perquisites that when aggregated did not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus. The amounts shown in this column include: (a) for Mr. Fromm, $85,220, which is deemed to be the company’s aggregate incremental cost for his personal use of company aircraft in fiscal 2005; and $29,126, which is the value of the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Service, for his personal use of company aircraft in fiscal 2003; (b) for Ms. Sullivan, $87,881 of club dues in fiscal 2005, and relocation expenses of $249,356 in fiscal 2004; and (c) for Mr. Wood, relocation expenses of $131,875 in fiscal 2004 and $72,059 in fiscal 2003.

(3)	Restricted stock awards are valued by multiplying the closing market price of our stock on the date of grant by the number of shares awarded. We pay dividends on shares of restricted stock at the same rate as paid to all shareholders. In fiscal 2005, we paid dividends on restricted stock to each of the named executive officers as follows: $8,000 to Mr. Fromm; $10,000 to Ms. Sullivan; $5,000 to Mr. Wood; $2,500 to Mr. Rich; $3,875 to Mr. Rosen; and $3,125 to Mr. Schwartz. The restrictions on the restricted stock awards lapse as follows: one-half of the shares after four years from the date of the grant, an additional one-fourth after six years and the remaining one-fourth after eight years. On January 28, 2006, the named executive officers held the following number of unvested shares (as adjusted for the stock split) with the corresponding adjusted market value at closing as of January 27, 2006 (the last trading day prior to our fiscal year-end):

Name	Number of Restricted Shares	Value

Ronald A. Fromm	30,000	$885,000
Diane M. Sullivan	37,500	$1,106,250
Joseph W. Wood	18,750	$553,125
Gary M. Rich	9,375	$276,562
Andrew M. Rosen	13,125	$387,187
David H. Schwartz	11,250	$331,875

(4)	Compensation under the long-term incentive plan has been in the form of shares of our common stock paid out following the three-year performance period covered by performance shares awards, and if paid, is shown as compensation for the third year of the applicable performance period. These performance shares are valued by multiplying the closing market price of our stock on the date of issuance by the number of shares issued.

(5)	Represents company-paid matching contributions to our 401(k) plan for the account of each of the named executive officers.

(6)	Ms. Sullivan serves in the additional position of Chief Operating Officer effective April 1, 2006.

(7)	Mr. Rosen was promoted from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer effective April 1, 2006.

(8)	Mr. Schwartz served as an executive officer with the title of Chief Administrative Officer and President, Brown Shoe International during 2005. He has announced his intended retirement and is no longer an executive officer.

Employment and Severance Agreements

During fiscal 2005 and through March 31, 2006, Ronald A. Fromm served as our Chairman and Chief Executive Officer pursuant to an employment agreement dated October 5, 2000. The employment agreement had an initial term of one year with automatic one-year extension periods unless either party terminated, and for fiscal 2005, provided for Mr. Fromm to receive a mutually agreed upon annual salary and an annual incentive payment in accordance with our annual incentive plan. The employment agreement also contained severance payment provisions. Mr. Fromm deferred a portion of his reported compensation in 2002 pursuant to a plan that provided for distribution upon retirement; that plan was terminated in 2005, and the full amount of the deferrals were paid to Mr. Fromm in a lump sum.

Effective April 1, 2006, we entered into severance agreements with Ronald A. Fromm, Gary M. Rich, Andrew M. Rosen, Diane M. Sullivan and Joseph W. Wood. These agreements replaced the pre-existing employment agreement for Mr. Fromm and severance agreements for each of the other officers. Each of these new severance agreements is for a three-year term that is automatically extended for successive one-year periods, unless either party terminates the agreement upon notice prior to the end of any term. We may terminate an employee’s employment for cause (as defined) or without cause at any time. If an employee’s employment is terminated for cause, the employee will be entitled to receive accrued and unpaid base salary, credit for unused vacation time, and all other amounts earned and unpaid.

Under these new severance agreements, if the employment of Messrs. Fromm, Rich, Rosen and Wood or Ms. Sullivan is terminated by the company without cause prior to a change in control (as defined) or more than 24 months after a change in control, the employee will also be entitled to receive a lump sum cash payment following termination equal to 200% of his or her base salary at the highest rate in effect at any time during the 12 months immediately preceding termination (including targeted bonus for the current year); a cash payment equal to the employee’s prorated targeted bonus for the year of termination; coverage under our medical/dental plans for 18 months followed by a cash payment equal to the company’s cost for an additional six months of medical/dental coverage; immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over the two-year period following termination; and outplacement services. All of these benefits are also applicable for Mr. Fromm if he voluntarily terminates his employment within 90 days after good reason (such as reduction in salary or position, relocation of principal office without employee’s consent, or material increase in travel), unless his decision to terminate for good reason is within 24 months after a change in control, in which event he is entitled to the benefits described below.

If, within 24 months after a change in control, the employment of Messrs. Fromm, Rich, Rosen and Wood or Ms. Sullivan is terminated without cause or, during that 24-month period he or she terminates his or her employment within 90 days after good reason, the employee will be entitled to receive a lump sum cash payment equal to 300% of his or her base annual salary at the highest rate in effect at any time during the 12 months immediately preceding termination (including targeted bonus for the current year); cash payment for the pro-rated targeted bonus for the year of termination; dental/medical coverage for 18 months plus a cash payment equal to the Company’s cost for an additional 18 months of medical/dental coverage; immediate vesting of all awards of restricted stock and outstanding stock options; outplacement services; and three years will be added to his or her credited service under our Supplemental Executive Retirement Plan (SERP).

Regardless of the reason for termination, the agreements for Messrs. Fromm, Rich, Rosen and Wood and Ms. Sullivan require the employee to comply with certain post-termination restrictions, including, but not limited to, his or her not providing any executive level or consulting services to any competitor in the footwear industry or interfering with the company’s customer relationships. In addition, if any payment to the employee would subject him or her to excise tax under Section 4999 of the Internal Revenue Code, the employee would be entitled to receive an additional payment in an amount sufficient to compensate him or her therefore.

David H. Schwartz is also covered by a severance agreement. His agreement provides that in the event of termination without cause prior to a change in control (as defined) or more than 24 months after a change in control, or if he voluntarily terminates his employment for good reason (such as reduction in salary or position), he will be entitled to receive his base salary at the highest rate in effect at any time during the 12 months immediately preceding termination (including targeted bonus) payable over 12 months; coverage under our medical/ dental plans for 12 months; a cash payment equal to the fair market value of his shares of restricted stock which would have vested during the following 12 months plus, for each non-vested stock option which would have vested during the following 12 months, the excess of the fair market value of our stock over the exercise price; the reasonable cost of outplacement services; and one year will be added to his credited service under our SERP. Certain of these benefits are subject to his compliance with certain post-termination restrictions, including, but not limited to, his not providing any executive level services to any competitor in the shoe industry in the U.S. If within 24 months after a change in control, his employment is terminated without cause or he terminates his employment for good reason, he will be entitled to receive a lump sum cash payment of 300% of his base annual salary at the highest rate in effect at any time during the 12 months immediately preceding termination and his targeted bonus; dental/medical coverage for 36 months; outplacement services; and three years will be added to his credited service under our SERP. If any payment would subject him to excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive an additional payment in an amount sufficient to compensate him therefore.

Retirement Plans

Substantially all of our salaried, retail and store employees, including the named executive officers, are eligible to participate in the Brown Shoe Company, Inc. Retirement Plan after twelve months’ employment, working at least 1,000 hours and the attainment of 21 years of age. Terms of the retirement plan, which we fund, include, among others, provisions for normal, optional, early or deferred retirement benefits and for survivor benefits.

Under the retirement plan, pensions are computed based on years of service on a two-rate formula basis of .825 percent and 1.425 percent for each year of service. The .825 percent service credit is applied to that portion of the average annual salary for the five highest consecutive years during the last ten-year period that does not exceed Covered Compensation, which is the Average Social Security Wage Base (the portion of salary subject to the Federal Social Security Act), and the 1.425 percent service credit is applied to that portion of the average salary during those five years that exceeds said level.

Certain key management employees, including the named executive officers, are also eligible to participate in our Supplemental Executive Retirement Plan. The purpose of the SERP is to supplement the benefits payable under the retirement plan, which are otherwise reduced based on the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended. Terms of the SERP, among other things, provide for: an increase in the formula basis for salary in excess of Covered Compensation; a lump sum payment; an early retirement benefit; a replacement benefit equal to the excess (if any) of the amount which would have been payable to the participant as a normal retirement benefit under the retirement plan without regard to the limitations of Sections 415 and 401(a)(17) of the Code less the participant’s normal retirement benefit under the retirement plan, taking into account the limitations of Sections 415 and 401(a)(17) of the Code; and payment in the event of a change of control. The SERP is unfunded and at January 28, 2006, had an aggregate liability of $11,800,000; all payments to a participant will be made from our general assets.

The following table shows the estimated annual retirement benefits payable to participants in the supplemental executive retirement plan, including the named executive officers, on a straight life annuity basis, assuming normal retirement at age 65 during 2006. The benefits shown in the table below are not subject to deduction for Social Security or other offset amounts and also include benefits under the retirement plan.

	Pension Plan Table
Average Annual	Years of Service
Compensation	10	15	20	25	30	35 or more

$ 100,000	11,370	17,055	22,740	28,425	34,110	39,795
$ 200,000	26,020	39,030	52,040	65,050	78,060	91,070
$ 300,000	40,670	61,005	81,340	101,675	122,010	142,345
$ 400,000	55,320	82,980	110,640	138,300	165,960	193,620
$ 500,000	69,970	104,955	139,940	174,925	209,910	244,895
$ 600,000	84,620	126,930	169,240	211,550	253,860	296,170
$ 700,000	99,270	148,905	198,540	248,175	297,810	347,445
$ 800,000	113,920	170,880	227,840	284,800	341,760	398,720
$ 900,000	128,570	192,855	257,140	321,425	385,710	449,995
$1,000,000	143,220	214,830	286,440	358,050	429,660	501,270
$1,100,000	157,870	236,805	315,740	394,675	473,610	552,545
$1,200,000	172,520	258,780	345,040	431,300	517,560	603,820
$1,300,000	187,170	280,755	374,340	467,925	561,510	655,095
$1,400,000	201,820	302,730	403,640	504,550	605,460	706,370
$1,500,000	216,470	324,705	432,940	541,175	649,410	757,645
$1,600,000	231,120	346,680	462,240	577,800	693,360	808,920
$1,700,000	245,770	368,655	491,540	614,425	737,310	860,195
$1,800,000	260,420	390,630	520,840	651,050	781,260	911,470
$1,900,000	275,070	412,605	550,140	687,675	825,210	962,745
$2,000,000	289,720	434,580	579,440	724,300	869,160	1,014,020
$2,100,000	304,370	456,555	608,740	760,925	913,110	1,065,295
$2,200,000	319,020	478,530	638,040	797,550	957,060	1,116,570

The credited years of service (including service by agreement) for purposes of determining benefits for each of the named executive officers are as follows: Mr. Fromm — 19, Mr. Rich — 16, Mr. Rosen-32, Ms. Sullivan — 2, Mr. Wood — 4, and Mr. Schwartz — 16. The sum of the dollar amounts shown in the first column of the Summary Compensation Table on page 23 for any year and the second column of the Summary Compensation Table for the prior year are substantially the same as the compensation covered by the supplemental executive retirement plan.

Option Grants and Exercises

The following table shows information with respect to the options, as adjusted for the recent stock split, granted to the named executive officers during the past fiscal year:

Options Grants in Last Fiscal Year

	Individual Grants in Fiscal 2005				Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options			Annual Rates of Stock
	Underlying	Granted to			Price Appreciation
	Options	Employees in	Exercise or	Expiration	For Option Term
Name	Granted	Fiscal Year	Base Price	Date	5% ($)	10% ($)

Ronald A. Fromm	60,000	10.8%	$22.37	3/3/15	$844,102	$2,139,121
Diane M. Sullivan	30,000	5.4	22.37	3/3/15	422,051	1,069,561
Joseph W. Wood	30,000	5.4	22.37	3/3/15	422,051	1,069,561
Gary M. Rich	22,500	4.0	22.37	3/3/15	316,538	802,170
Andrew M. Rosen	22,500	4.0	22.37	3/3/15	316,538	802,170
David H. Schwartz	18,750	3.4	22.37	3/3/15	263,782	668,475

The options vest in equal installments over four years and generally may only be exercised while the optionee is an employee. The 5% and 10% assumed compound rates of annual stock price appreciation shown in the table above are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices. In the event of a change in control, the vesting restrictions on outstanding options will lapse and the options will become immediately exercisable.

The following table shows information with respect to the unexercised options and stock appreciation rights, as adjusted for the recent stock split, granted to the named executive officers and with respect to option/stock appreciation right exercises by those persons during the past fiscal year:

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

					Value of
			Number of Securities		Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options/SARs		Options/SARs
	Acquired on	Value	at FY-End (#)		at FY-End ($)(1)
	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald A. Fromm	118,500	$1,242,588	387,750	135,000	$7,078,209	$1,242,025
Diane M. Sullivan	-0-	-0-	37,500	67,500	177,750	393,250
Joseph W. Wood	-0-	-0-	61,875	80,625	955,870	774,873
Gary M. Rich	21,000	307,705	126,937	45,562	2,347,009	415,146
Andrew M. Rosen	6,000	30,330	132,375	44,625	2,407,926	395,051
David H. Schwartz	-0-	-0-	87,202	40,312	1,522,948	366,119

(1)	Based on the difference between the mean of the high and low price at fiscal year-end and the option price.

Long-Term Incentives

Pursuant to our Incentive and Stock Compensation Plan of 2002, we granted long-term incentive performance-based awards to senior management in fiscal 2005. The compensation committee administers these awards, as it does the other awards under the Plan. The committee established earnings per share and compound annual sales growth rate targets. The committee granted to each participant a target award of shares of our stock or the cash equivalent amount. The committee also set matrices that contain the target levels for the performance measures selected. If we do not meet certain performance goals, the awards will not be paid, and if we exceed those performance goals, the award can be as much as 200% of the targeted award opportunity. The awards are contingent upon the participant being in our employ at the end of the 3-year performance period. The following table shows information with respect to long-term incentive performance based stock awards, all as adjusted for the recent stock split, which were granted during the past fiscal year to the named executive officers:

Long-Term Incentive Plans—Awards in Last Fiscal Year

		Performance
		or other	Estimated Future
		Period Until	Payouts Under Non-Stock
		Maturation	Price-Based Plans (# of shares)
Name	Number of Shares	or Payout	Threshold	Target	Maximum

Ronald A. Fromm	30,000	3 Years	0	30,000	60,000
Diane M. Sullivan	22,500	3 Years	0	22,500	45,000
Joseph W. Wood	15,000	3 Years	0	15,000	30,000
Gary M. Rich	7,500	3 Years	0	7,500	15,000
Andrew M. Rosen	11,250	3 Years	0	11,250	22,500
David H. Schwartz	7,500	3 Years	0	7,500	15,000

In the event of a change of control, performance share awards will be deemed to be fully earned and payable at the target level of payout.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee for fiscal 2005 were those indicated in the table on page 5 of this proxy statement. None of the members of the compensation committee has been an officer or employee of ours. No executive officer of ours has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of your board.

Report of the Compensation Committee on Executive Compensation

Role of the Committee

The role of the Compensation Committee is to oversee the executive compensation and performance programs for the company. The committee is responsible for reviewing and approving compensation awarded to the Chief Executive Officer, other named executive officers and key executives of the company. The committee reviews and makes recommendations with respect to performance or operating goals for the management incentive plans and approves and ratifies awards under the stock plans, including any amendments to the awards.

Compensation Philosophy

The fundamental objective of the executive compensation program is to attract, retain and motivate highly qualified executives to enhance long-term profitability and increase shareholder value by linking their compensation to the operating and financial performance of the company. The committee believes in providing a total compensation program that is competitive with other similarly sized publicly traded companies, with particular emphasis on those in the footwear and retailing industries. Each year, an independent executive compensation consultant provides the committee with competitive market data from a peer group of approximately forty companies. The peer group companies have comparable revenues, with special emphasis on more than twenty footwear and retail organizations in the group. While the committee considers the external competitive data when reviewing compensation levels, ultimately, the financial performance of the company and the contribution of each executive are the final determinants of compensation awards.

The compensation program consists of the following key elements:

•	a base salary,

•	performance-based annual incentive plan,

•	long-term incentives consisting of stock option grants, restricted stock awards and performance-based shares or units, and

•	employee benefits and executive perquisites

Base Salary

This year, the comparison of executive base salaries to market reflected a competitive level of pay that is 97% of the median market rate for the peer group. Base salary is intended to provide compensation that is indicative of the executive’s level of experience, knowledge and accountability. The committee considers the market data, the executive’s total compensation and individual performance, input from the CEO and the company’s annual merit increase budget before approving any adjustments to base pay.

At the close of fiscal 2005, the committee approved increases in the base salaries of the 9 current executive officers by an average of 5.9%.

Annual Incentives

The annual incentive plan is designed to align executives with the interests of shareholders through cash awards based on the company’s earnings performance. The plan is aligned with the company’s strategic objectives through individual initiatives that focus on company, division and individual performance. At the beginning of each fiscal year, the committee approves a minimum, target and maximum level of earnings per share used to calculate the incentive plan awards. Typically, the minimum earnings threshold is at or above the prior year’s earnings per share. The company must achieve the minimum earnings level approved by the committee before any annual incentive awards are paid. In the event the company does not achieve the minimum earnings level, the committee has the discretion to approve awards to those individuals or divisions that performed at or above planned levels.

A target incentive award is determined for each executive based on a percentage that ranges from 40% to 80% of base salary. Annual incentive awards range from 50% of the target award at threshold to 200% of target at maximum. Target bonus levels are reviewed each year as part of the market data analysis and reflect a competitive posture of 94% of the peer group’s median market rate. The company’s actual award for fiscal 2004 was 53.9% below the target bonus of the peer group as earnings were short of planned levels. This comparison illustrates the committee’s belief that when the company’s performance falls below the established performance levels, the executive’s compensation will lag the median market of the peer group. Conversely, if the company’s performance exceeds plan, then total compensation may exceed the peer group median.

For fiscal 2005, the company achieved diluted earnings per share of $1.45, which, after consideration of charges to close Naturalizer stores, repatriate foreign earnings and other items, exceeded plan on a company-wide basis. Incentive award payments ranged from 110.7% to 163.8% of the target award based on consolidated and business unit performance. This payout percentage establishes the maximum amount an executive may receive as an award under the annual incentive plan. After the payout percentage based on the company’s earnings is established, each executive’s individual initiatives are reviewed and if not achieved, will reduce the amount of the award by up to 30%.

Long-Term Incentives

The committee administers a long-term incentive program and primarily utilizes stock options, restricted stock and performance shares as equity awards. Long-term incentives play a vital role in strategically linking management performance to improving the company’s long-term success and increasing shareholder value. It is the committee’s intention to employ long-term incentives as the primary incentive to enhance shareholder value.

Long-term incentives are part of the competitive market review completed each year by the independent consultant. The competitive posture of the company’s long-term incentive program is 12.5% below that of the median for the peer group. The competitive data along with the executive’s performance, the current stock price, the awards as a percentage of the overall shares outstanding and the total compensation provided to the executive are all considerations used to establish long-term incentive awards.

For the 2006 fiscal year, the committee revised the philosophy regarding the mix of equity awards for executives in order to strengthen the long-term incentive component of the total compensation program. In the past, the executives received 50% of the value of their award in stock options and 50% of the value of their award in performance shares or restricted stock. Recognizing the current trend regarding corporate equity awards away from stock options and emphasizing full-value shares, and taking into consideration the financial statement impact of stock option expensing, grants made in March 2006 for the company’s nine current executive officers included 87,750 shares of restricted stock, performance share awards covering 87,750 shares at target level, and stock options covering 19,500 shares, each as adjusted for the recent stock split.

•	Restricted Stock Awards. The restricted stock awards made in 2006 vest in full four years after the award date. Prior grants of restricted stock vested in installments after four, six and eight years after the award date.

•	Performance Shares. Performance share awards are based on a three-year performance period. The performance share award is contingent upon achieving a target range of cumulative earnings per share for the three-year period and a compound sales growth percentage for the same period. A minimum threshold is established for both measures that can result in an award from zero to 200% of the target award.

As part of the commitment to link executive performance with shareholder interests, the committee established stock ownership guidelines for senior executives. The guidelines are based on a multiple of salary and a retention ratio that requires the executive to own company stock and retain 50% of the net gain on any equity granted until the guideline is met, with some relaxation of the requirements after the executive reaches age 57. The salary multiple for the Chief Executive Officer is five times annual salary, for the Chief Financial Officer and Presidents at the company’s major operating divisions, the multiple is three times annual salary and for Senior Vice Presidents the multiple is two times annual salary. In addition, even after the Chief Executive Officer, Chief Financial Officer and Presidents meet the guidelines, they are still required to retain 25% of the net gain on any equity awards.

Other Compensation

The committee also reviews the competitive market data for executive retirement plans and perquisites. The company provides a nonqualified Supplemental Executive Retirement Plan that supplements the qualified pension plan. Based on the market review of the total executive compensation program, the committee changed the plan design on a going forward basis to limit benefits and restores benefits only above the qualified plan limits.

The company also provides financial and tax planning assistance to senior executives and personal use of the company aircraft to the Chairman and a limited number of key employees. The incremental value of the executive’s personal use of the company aircraft is calculated by taking the variable cost of operating the corporate aircraft per passenger mile and multiplying it by the executive’s total personal miles to determine the total cost of the personal trips. In addition, the calculation includes the company’s lost tax deduction for the named executive officer’s personal use of the company aircraft. Based on this calculation, the total value to the nine current executive officers for personal use of the company aircraft for this year was $141,332.

CEO Compensation

Each year, the committee meets in executive session with the other independent directors to evaluate the performance of Mr. Fromm. In general, Mr. Fromm’s compensation is determined in the same way as the other executive officers. The committee considers the company’s earnings performance, individual performance and contribution level, the competitive data from the peer group and targeted pay levels when determining Mr. Fromm’s compensation.

Fiscal 2005 was a year of strong performance that exceeded plan on a consolidated basis and at each of the strategic business units.

Based on the competitive market data provided by the compensation consultant, Mr. Fromm’s target total compensation is 9.5% below that of the median for the peer group. The individual components of Mr. Fromm’s total compensation reflect that his base pay is at market, the bonus target as a percent of salary is 9% below market and long-term incentives are 15% below the median of the peer group.

Upon completing Mr. Fromm’s evaluation at the close of fiscal 2005, the committee awarded an increase in Mr. Fromm’s base salary of 3% changing his salary from $825,000 to $850,000. Mr. Fromm did not receive a base salary increase last year. His last increase was in April 2004. In addition to the increase in base pay, the committee increased Mr. Fromm’s target annual incentive award as a percent of base pay from 75% to 80%. As indicated above, the formula to calculate the annual incentive awards is based on the company’s net earnings performance. This year, the calculated payout was 158.5% of the target award, or $980,800 for Mr. Fromm.

The committee also approved a restricted stock award of 22,500 shares and performance shares of 22,500, each as adjusted for the recent stock split. Mr. Fromm’s restricted stock will vest after four years and the performance shares are earned over a three-year period when the cumulative earnings per share and compound annual sales growth targets are achieved.

Mr. Fromm is eligible for certain executive perquisites such as executive financial and tax planning and personal use of the corporate aircraft. The aggregate incremental value for Mr. Fromm’s personal use of the corporate aircraft last year was $85,220.

Policy on Deductibility of Compensation

The committee’s policy is to establish and maintain a compensation program that maximizes the creation of long-term shareholder value. The committee believes executive compensation programs should serve to achieve that objective, while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1 million limitation on the deduction an employer may claim for compensation of executive officers unless it is performance-based. For fiscal 2005, Mr. Fromm’s compensation exceeded the annual $1 million limitation. The compensation attributable to the exercise of nonqualified stock options is not deductible if, when combined with other non-performance based compensation, it exceeds the 162(m) limitation. In fiscal 2005, Mr. Fromm realized $805,950 in taxable income due to the exercise of nonqualified stock options. The annual incentive plan payment qualifies as performance-based compensation as defined in Section 162(m) because the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002, approved by shareholders, is designed to comply with the provisions of 162(m) to ensure tax deductibility. The committee considers it important to retain flexibility to design compensation programs that are in the best interests of the company and the shareholders.

Compensation Committee

W. Patrick McGinnis, Chair
Joseph L. Bower
Julie C. Esrey
Patricia G. McGinnis

PRINCIPAL HOLDERS OF OUR STOCK

The following table shows all persons or entities that we know to beneficially own more than 5% of our common stock on April 3, 2006, with share numbers adjusted for the recent stock split:

	Number of		Percent of
Name and Address of	Shares of		Outstanding
Beneficial Owner	Common Stock		Common Stock

Barclays Global Investors, N. A	1,783,149	(1)	6.45%
Barclays Global Fund Advisors
45 Fremont Street
San Francisco, California 94105
Brown Shoe Company, Inc. 401K	1,502,103	(2)	5.42%
Savings Plan
C/o Delaware Charter Guarantee &
Trust Company
1013 Centre Road
Wilmington, Delaware 19805
Dimensional Fund Advisors Inc.	1,597,599	(3)	5.78%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
NFJ Investment Group L.P.	1,650,000	(4)	6.0%
2100 Ross Avenue, Suite 1840
Dallas, Texas 75201

(1)	Based on its filings with the SEC, and as adjusted for the recent stock split, Barclays Global Investors, N.A. possessed sole voting power over 938,238 shares and sole dispositive power over 1,099,630 shares and Barclays Global Fund Advisors possessed sole voting power over 682,735 shares and sole dispositive power over 683,518 shares.

(2)	Based on its filings with the SEC, and as adjusted for the recent stock split, Delaware Charter Guarantee & Trust Company, acting in its capacity as trustee for the company’s 401(k) savings plan, possessed shared voting and dispositive power over these shares.

(3)	Based on its filings with the SEC, and as adjusted for the recent stock split, Dimensional Fund Advisors Inc. (“Dimensional”), is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnished investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses sole voting and dispositive power over these shares, but disclaims beneficial ownership of such shares.

(4)	Based on its filings with the SEC, and as adjusted for the recent stock split, NFJ Investment Group L.P. (“NFJ”), is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. NFJ may be deemed the beneficial owner of shares of common stock held for investment advisory clients or discretionary accounts. NFJ has the sole power to dispose of the shares and to vote the shares under its written guidelines.

PERFORMANCE GRAPH

The following performance graph compares the cumulative total shareholder return on our stock with the cumulative total return of the peer group and the Standard & Poor’s Small Cap 600 Index, with investment weighted based on market capitalization. Our fiscal year ends on the Saturday nearest to each January 31; accordingly, share prices are as of the last business day in each fiscal year. The total return assumes reinvestment of dividends. Our peer group consists of six companies believed to be engaged in similar businesses: Footstar, Inc., Genesco Inc., Payless ShoeSource, Inc., Shoe Carnival, Inc., Stride Rite Corporation and Wolverine World Wide, Inc. You are cautioned against drawing any conclusions from the data contained in this graph, as past results are not necessarily indicative of future performance. The indices used are included for comparative purposes only and do not indicate an opinion of management that such indices are necessarily an appropriate measure of the relative performance of our stock.

Comparison of 5-Year Cumulative Total Return

	02/02/01	02/01/02	01/31/03	01/30/04	1/28/05	1/27/06
Brown Shoe Company, Inc.	$100.00	$94.75	$167.04	$238.79	$190.27	$292.33
Peer Group	$100.00	$86.25	$68.71	$72.22	$85.51	$124.16
S&P 600 Index	$100.00	$102.84	$84.87	$125.49	$143.34	$173.60

The following table is derived from the data presented in the above graph. It is intended to assist you in evaluating your total returns on an annual basis for various holding periods.

Compound Annual Rates of Total Return to Shareholders*

	5 Year	4 Year	3 Year	2 Year	1 Year

Brown Shoe Company, Inc.	23.93%	32.53%	20.51%	10.64%	53.64%

Peer Group	4.42%	9.54%	21.80%	31.12%	45.21%

S&P 600 Index	11.66%	13.98%	26.94%	17.61%	21.11%

*	For indicated holding periods, in our fiscal years corresponding to the previous graph, ended January 28, 2006.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals for the 2007 Annual Meeting

According to our bylaws, proposals of eligible shareholders intended to be presented at the 2007 annual meeting, currently scheduled to be held on May 24, 2007, must be received by us no less than 90 days (by February 23, 2007) and no more than 120 days (by January 24, 2007) prior to the meeting. According to the rules of the SEC, we must receive any such proposal by December 19, 2006 for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

A shareholder’s notice is required to set forth as to each matter the shareholder proposes to bring before the meeting various information regarding the proposal, including (a) a brief description of the business desired to be brought before the meeting and the reasons therefor, (b) the name and address of such shareholder proposing such business, (c) the number of shares of our stock beneficially owned by such shareholder and (d) any material interest of such shareholder in such business. These requirements are separate from and in addition to the SEC’s requirements a shareholder must meet to have a proposal included in our proxy statement.

In order for a shareholder to nominate a candidate for director, under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. In order to be timely, we must receive such notice not less than 90 days (by February 23, 2007) and no more than 120 days (by January 24, 2007) prior to the meeting. However, if we give you notice or make prior public disclosure less than 100 days’ of the date of the meeting, you must give us notice by no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The shareholder filing the notice of nomination must describe various matters regarding the nominee, including such information as (a) the name, age, business and residence addresses, occupation and shares held of such person; (b) any other information relating to such nominee required to be disclosed in the proxy statement; and (c) the name, address and shares held by the shareholder.

In each case, notice must be given to our Senior Vice President, General Counsel and Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105. We will send a copy of our bylaws to any shareholder, without charge, upon written request. Our bylaws are also available on our website at www.brownshoe.com/governance.

Other

The New York Business Corporation Law requires that New York corporations, including the company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance that have been purchased or renewed. Accordingly, we want to notify our shareholders that, on October 31, 2005, we purchased policies of directors’ and officers’ liability insurance from Federal Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, St. Paul Mercury Insurance Company and U.S. Specialty Insurance Company. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Brown Shoe Company, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2006 are $727,084. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The company undertakes to provide, without charge, to each shareholder a copy of the company’s report on Form 10-K for fiscal 2005, including the financial statements and financial statement schedule. For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105 or you may access such report on the company’s website at www.brownshoe.com/secfilings.

Even though you plan to attend the meeting in person, please sign, date and return the enclosed proxy promptly or vote by telephone or over the Internet in accordance with the instructions shown on the enclosed proxy. You have the power to revoke your proxy, at any time before it is exercised, by giving written notice of revocation to our Senior Vice President, General Counsel and Corporate Secretary or by duly executing and delivering a proxy bearing a later date, or by attending the annual meeting and casting a contrary vote. All shares represented by proxies received in time to be counted at the annual meeting will be voted. A postage paid, return addressed envelope is enclosed for your convenience. Your cooperation in giving this your immediate attention will be appreciated.
Michael I. Oberlander
Senior Vice President, General Counsel
and Corporate Secretary

8300 Maryland Avenue
St. Louis, Missouri 63105
April 17, 2006

EXHIBIT A

Approved—March 4, 2004

BROWN SHOE COMPANY, INC.

AUDIT COMMITTEE CHARTER

A.	Name

There shall be a committee of the Board which shall be called the Audit Committee.

B.	Purpose

The Audit Committee shall monitor (1) the integrity of the financial statements of the Company, financial reporting process and systems of internal accounting and financial controls, (2) the Company’s compliance with ethics policies and legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. In so doing, it is the Audit Committee’s responsibility to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.

C.	Committee Membership

The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall satisfy the independence, experience and financial expertise requirements of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002 (the “Act”), and the rules promulgated thereunder. All committee members shall be financially literate, and at least one member shall be determined to be an “audit committee financial expert,” as defined by SEC regulations, or else the Board must determine it is in the Company’s best interests that none of the members of the Audit Committee meet the definition of “audit committee financial expert.” Director’s fees are the only compensation an Audit Committee member may receive from the Company.

The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Governance and Nominating Committee. The members of the Audit Committee shall serve until their successors are appointed and qualified. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. Except as expressly provided in this Charter or the Bylaws of the Company or the Corporate Governance Guidelines of the Company, or as otherwise provided by law or the rules of the New York Stock Exchange, the Audit Committee shall fix its own rules of procedure.

l.	Authority, Duties and Responsibilities

The Audit Committee shall have the sole authority to appoint, retain or terminate and compensate the independent auditors. The independent auditors must report directly to the Audit Committee and the Committee shall be directly responsible for the oversight of the work of the independent auditors. The Audit Committee shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Audit Committee so long as the Audit Committee is informed of any such decision at the next meeting.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain, at the Company’s expense, special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities. The Audit Committee shall meet periodically with the internal auditors and the independent auditors in separate executive sessions in carrying out its duties and fulfilling its responsibilities.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess this Charter at least annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Audit Committee and are set forth as a guide with the understanding the Committee may supplement them as appropriate:

•	Review and discuss with management and the independent auditors the Company’s annual audited financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards (SAS) No. 61, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Review and discuss with management and the independent auditors the Company’s quarterly financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations or similar disclosures, and the matters required to be discussed pursuant to SAS No. 61, prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements to the extent applicable.

•	Review and discuss with management and the independent auditors as applicable (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the independent auditors and the Company’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent auditors’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases (paying particular attention to any use of “pro forma”, or “adjusted” non-GAAP, information) as well as financial information and earnings guidance generally provided to analysts and rating agencies.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality control procedures; (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner of the independent auditor and taking into account the opinions of management and the Company’s internal auditors.

•	Ensure the lead audit partner of the independent auditors and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Act, and further consider rotation of the independent auditing firm itself, and ensure no audit partner receives any compensation based on the performance or procurement of non-audit services with the Company.

•	Set policies for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account (recognizing the Act does not permit someone in a “financial reporting oversight role” to have participated in the Company’s audit as an employee of the independent auditors during the preceding one-year period).

•	Discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation.

•	Ensure the Company maintains an internal audit function, review the appointment, reassignment or dismissal of the director of internal audit and review findings from completed internal audits and progress reports on the proposed internal audit plan, together with explanations for any deviations from the original plan.

•	Discuss with the independent auditors any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

•	Discuss with management and the independent auditors any accounting adjustments noted or proposed by the independent auditors but passed (as immaterial or otherwise).

•	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Review disclosures made by the Company’s principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Act and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

•	Review any reports of the independent auditors mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the independent auditors any information with respect to illegal acts in accordance with Section 10A.

•	Obtain reports from management whether the Company and its subsidiaries and affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct.

•	Receive corporate attorneys’ reports, if any, of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	The committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

E.	Limitations of Audit Committee’s Roles

While the Audit Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Company’s independent auditors. Other than as set forth in this Charter or as required by law or regulations, it is not the duty of the Audit Committee to conduct investigations or to assure compliance with law and regulations and the Company’s business conduct policies.

EXHIBIT B

Brown Shoe Company, Inc.
Incentive and Stock Compensation Plan of 2002
Amended and Restated as of May 26, 2006

Article 1.  Establishment, Objectives, and Duration

1.1.  Establishment of the Plan.  Brown Shoe Company, Inc., a New York corporation (hereinafter referred to as the “Company”), previously established an incentive compensation plan known as the “Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002” (hereinafter referred to as the “Plan”). The Company hereby amends and restates the Plan as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Performance Shares, Performance Units, Stock Appreciation Rights, and Cash-Based Awards.

The Plan was originally effective as of May 23, 2002 (the “Effective Date”). Subject to approval by the Company’s stockholders, the amended and restated Plan shall become effective as of May 26, 2006 and shall remain in effect as provided in Section 1.3 hereof.

1.2.  Objectives of the Plan.  The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives which are consistent with the Company’s goals and which link the personal interests of Participants to those of the Company’s stockholders; to provide Participants with an incentive for excellence in individual performance; and to increase shareholder value, long-term.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3.  Duration of the Plan.  The Plan commenced on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after May 22, 2012.

Article 2.  Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1.  “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2.  “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Performance Shares, Performance Units, Stock Appreciation Rights, or Cash-Based Awards.

2.3.  “Award Agreement” means an agreement entered into between the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

2.4.  “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5.  “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6.  “Cash-Based Award” means an Award granted to a Participant, as described in Article 7 herein.

2.7.  “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)  Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)  During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

(c)  The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty-five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(d)  However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant if the Participant is part of a purchasing group which consummates the Change-in-Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

2.8.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9.  “Committee” means any committee appointed by the Board to administer Awards to Employees, as specified in Article 3 herein. Any such committee shall be comprised entirely of Directors.

2.10.  “Company” means Brown Shoe Company, Inc., a New York corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in Article 17 herein.

2.11.  “Covered Employee” means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

2.12.  “Director” means any individual who is a member of the Board of Directors of the Company or any Subsidiary or Affiliate; provided, however, that any Director who is employed by the Company or any Subsidiary or Affiliate shall be considered an Employee under the Plan.

2.13.  “Disability” shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

2.14.  “Early Retirement” shall have the meaning ascribed to such term in the Brown Shoe Company Retirement Plan.

2.15.  “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.16.  “Employee” means any employee of the Company or its Subsidiaries or Affiliates. Directors who are employed by the Company shall be considered Employees under this Plan.

2.17.  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18.  “Fair Market Value” shall mean the average of the highest and lowest quoted selling prices for Shares on the New York Stock Exchange or equivalent securities exchange on the relevant date, or if there is no sale on such date, then on the last previous day on which a sale was reported.

2.19.  “Incentive Stock Option” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.20.  “Insider” shall mean an individual who is, on the relevant date, an officer or director of the Company, or a more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act.

2.21.  “Nonqualified Stock Option” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.22.  “Option” means an Incentive Stock Option or a Nonqualified Stock Option as described in Article 6 herein.

2.23.  “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.24.  “Participant” means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

2.25.  “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.26.  “Performance Period” shall have the meaning set forth in Section 7.2.

2.27.  “Performance Share” means an Award granted to a Participant, as described in Article 7 herein.

2.28.  “Performance Unit” means an Award granted to a Participant, as described in Article 7 herein.

2.29.  “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

2.30.  “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.31.  “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

2.32.  “Retirement” shall have the meaning ascribed to such term in the Brown Shoe Company Retirement Plan.

2.33.  “Shares” means the shares of common stock of the Company.

2.34.  “Stock Appreciation Right” means an Award granted to a Participant pursuant to Article 6 herein.

2.35.  “Stock Appreciation Right Price” means the price determined on the date of the grant of a Stock Appreciation Right for purposes of measuring the amount of cash payable upon the exercise of a Stock Appreciation Right as more fully described in Section 6.3.

2.36.  “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company has a majority voting interest.

Article 3.  Administration

3.1.  General.  The Plan shall be administered by the Board, or (subject to the following) by any Committee appointed by the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Board may, in its discretion, delegate to the Committee any or all of the administration of the Plan; provided, however, that the administration of the Plan with respect to Awards granted to Directors may not be so delegated. The Board or the Committee may, in its discretion, delegate to the Company’s Chief Executive Officer the authority to determine the individuals to whom, and the time or times at which and terms upon which, Awards representing not more than 50,000 Shares in any one year may be granted; provided, however, that neither the Board nor the Committee may delegate such authority to the Chief Executive Officer with respect to employees of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. To the extent that the Board has delegated to the Committee, or either the Board or the Committee has delegated to the Chief Executive Officer, any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee or the Chief Executive Officer, respectively. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company.

3.2.  Authority of the Board.  Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Board shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Board may delegate its authority as identified herein.

3.3  Decisions Binding.  All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.

3.4  Outside Directors.  If the Award under the Plan is designed to meet the Performance-Based Exception, the Committee will consist of not less than two outside directors who shall meet the requirements of Reg. 1.162-27(e)(3).

Article 4.  Shares Subject to the Plan and Maximum Awards

4.1.  Shares Available for Grants.  Subject to adjustment as provided in Section 4.2 herein, the number of Shares initially reserved for issuance to Participants under the Plan was one million five hundred thousand (1,500,000). Effective upon approval of this amended and restated Plan, an additional two million one hundred thousand (2,100,000) Shares shall be hereby reserved for issuance to Participants under the Plan. Additionally, Shares reserved and unissued pursuant to the Brown Group, Inc. Incentive and Stock Compensation Plan of 1999 (the “1999 Plan”) which are not subject to an outstanding award under the 1999 Plan shall on a rolling basis become reserved for issuance under this Plan. The Board shall determine the appropriate method for calculating the number of shares issued pursuant to the Plan. In addition, the following shall apply:

(a)  Shares subject to any Award that is cancelled, terminates, expires, or lapses for any reason shall again become available for grant of Awards under this Plan. Such Shares shall be credited to the number of Shares reserved for issuance under the Plan or available for grant of Awards in the same proportion or number that the cancelled, terminated, expired or lapsed Award reduced the number of Shares reserved for issuance hereunder.

(b)  Each Share subject to an Award in the form of Restricted Stock shall reduce the number of Shares reserved for issuance to Participants hereunder by 2.1 Shares.

(c)  Each Share subject to an Award in the form of an Option shall reduce the number of Shares available for grant of Awards to Participants hereunder by one Share.

(d)  Each Share that is issued to settle a Performance Unit, Performance Share or Cash-Based Award pursuant to Section 7.4 shall reduce the number of Shares reserved for issuance to Participants hereunder by 2.1 Shares.

(e)  Any Shares that are issued to settle Stock Appreciation Rights shall reduce the number of Shares reserved for issuance to Participants hereunder by the lesser of: (a) the number of Shares with respect to which the stock appreciation right has been exercised, or (b) 2.1 times the number of Shares issued to settle the Stock Appreciation Rights.

The following rules shall apply to grants of Awards under the Plan:

(aa)  Options:  The maximum aggregate number of Shares that may be granted in the form of Options, pursuant to any Award granted in any one fiscal year to any one single Participant, shall be two hundred twenty-five thousand (225,000).

(bb)  Performance Shares/Performance Units:  The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Shares or Performance Units granted in any one fiscal year to any one Participant, shall be equal to the value of one hundred fifty thousand (150,000) Shares.

(cc)  Cash-Based Awards:  The maximum payout with respect to Cash-Based Awards in any one fiscal year to any one single Participant shall be three million dollars ($3,000,000).

(dd)  Restricted Stock:  The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be seventy-five thousand (75,000) Shares.

(ee)  Stock Appreciation Rights:  The maximum number of Shares that may be granted in the form of Stock Appreciation Rights to any one Participant in any one fiscal year shall be two hundred twenty-five thousand (225,000).

4.2.  Adjustments in Authorized Shares.  In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

Article 5.  Eligibility and Participation

5.1.  Eligibility.  Persons eligible to participate in this Plan include all Employees and Directors.

5.2.  Actual Participation.  Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees and Directors those to whom Awards shall be granted and shall determine the nature and amount of each Award; provided, however, if the Award is subject to the Performance-Based Exception, the Committee will determine eligibility.

Article 6.  Stock Options and Stock Appreciation Rights

6.1.  Grant of Options and Stock Appreciation Rights.  Subject to the terms and provisions of the Plan, Options and Stock Appreciation Rights may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board. Only Employees may be granted Incentive Stock Options.

6.2.  Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Board shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or Nonqualified Stock Option. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the duration of the Stock Appreciation Right, the number of Shares to which the Stock Appreciation Right pertains, and such other provisions as the Board shall determine.

6.3.  Option Price; Stock Appreciation Right Price.  The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. The cash value of a Stock Appreciation Right with respect to one Share as of any given date shall equal the excess of the Fair Market Value of one Share on such date over the Stock Appreciation Right Price, which shall be equal to at least one hundred percent (100%) of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted.

6.4.  Duration of Options and Stock Appreciation Rights.  Each Option and Stock Appreciation Right granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option or Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5.  Exercise of Options and Stock Appreciation Rights.  Options and Stock Appreciation Rights granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6.  Payment.  Options and Stock Appreciation Rights granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option or Stock Appreciation Right is to be exercised, accompanied (in the case of an Option) by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, (b) by tendering (either actual or by attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), (c) by a combination of (a) and (b), or (d) cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

6.6  Restrictions on Share Transferability.  The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option or Stock Appreciation Right granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.7.  Termination of Employment/Directorship.  Each Participant’s Option Award Agreement and/or Stock Appreciation Right Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option and/or Stock Appreciation Right following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options and Stock Appreciation Rights issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.8.  Nontransferability of Options and Stock Appreciation Rights.  No Option or Stock Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options and Stock Appreciation

Rights granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

6.9.  Tandem Awards.  Stock Appreciation Rights may be granted in tandem with Options under such terms and conditions as may be prescribed in the applicable Award Agreements. When a Stock Appreciation Right is granted in tandem with an Option, the grantee may exercise rights under either the Stock Appreciation Right or the Option, but not both, and upon such exercise, the corresponding rights under the tandem Award shall be canceled.

6.10.  Prohibition Against Repricing.  Notwithstanding any other provision of the Plan (other than Section 4.2, which, in all cases, shall control) no Option or Stock Appreciation Right granted hereunder shall be repriced, replaced or regranted through cancellation, or by lowering the Option or Stock Appreciation Right exercise price of a previous Award, without approval of the Company’s stockholders of an amendment to this Section 6.11.

Article 7.  Performance Units, Performance Shares, and Cash-Based Awards

7.1.  Grant of Performance Units/Shares and Cash-Based Awards.  Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board.

7.2.  Value of Performance Units/Shares and Cash-Based Awards.  Each Performance Unit and Performance Share shall have an initial value that is established by the Board at the time of grant. Each Cash-Based Award shall have a value as may be determined by the Board. The Board shall set performance goals, as described in Article 9, in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares and Cash-Based Awards that will be paid out to the Participant. For purposes of this Article 7, the time period during which the performance goals must be met shall be called a “Performance Period.”

7.3.  Earning of Performance Units/Shares and Cash-Based Awards.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares and Cash-Based Awards shall be entitled to receive a payout, based on the discretion of the Board, on the number and value of Performance Units/Shares and Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

7.4.  Form and Timing of Payment of Performance Units/Shares and Cash-Based Awards.  Payment of earned Performance Units/Shares and Cash-Based Awards shall be made in the manner set forth in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units/Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares and Cash-Based Awards at the close of the applicable Performance Period. Such payment may be made subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Board, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions which apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.6 herein). In addition, Participants may, at the discretion of the Board, be entitled to exercise their voting rights with respect to such Shares.

7.5.  Termination of Employment/Directorship Due to Death, Disability, Early Retirement or Retirement.  Unless determined otherwise by the Board and set forth in the Participant’s Award Agreement, in the event the employment or directorship of a Participant is terminated by reason of death, Disability, Early Retirement or Retirement during a Performance Period, the Participant shall receive a payout of the Performance Units/Shares or Cash-Based Awards which is prorated.

Payment of earned Performance Units/Shares or Cash-Based Awards shall be made at a time specified by the Board in its sole discretion and set forth in the Participant’s Award Agreement. Notwithstanding the foregoing, with respect to Covered Employees who retire during a Performance Period, payments shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

7.6.  Termination of Employment/Directorship for Other Reasons.  In the event that a Participant’s employment or directorship terminates for any reason other than those reasons set forth in Section 7.5 herein during a Performance Period, all Performance Units/Shares and Cash-Based Awards shall be forfeited by the Participant to the Company unless determined otherwise by the Board, as set forth in the Participant’s Award Agreement.

7.7.  Nontransferability.  Except as otherwise provided in a Participant’s Award Agreement, Performance Units/Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be asserted during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 8.  Restricted Stock

8.1.  Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Board shall determine.

8.2.  Restricted Stock Agreement.  Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.

8.3.  Transferability.  Except as provided in this Article 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Board and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Board in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

8.4.  Other Restrictions.  The Board shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals described in Article 9 (Company-wide, divisional, and/or individual), time-based restrictions on vesting whether or not following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.

The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.5.  Voting Rights.  Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6.  Dividends and Other Distributions.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Board may apply any restrictions to the dividends that the Board deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Board may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.

8.7.  Termination of Employment/Directorship.  Each Restricted Stock Award shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 9.  Performance Measures

Unless and until the Board proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article  9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees (or Employees who may become Covered Employees) which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

(a) Earnings per share;

(b) Net income (before and after taxes);

(c) Operating income (before or after taxes);

(d) Return on invested capital, return on assets, or return on equity;

(e) Cash flow return on investments which equals net cash flows divided by owners’ equity;

(f) Earnings before interest or taxes;

(g) Gross revenues or revenue growth;

(h) Market share; and

(i) Growth in share price or total shareholder return.

The Board shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals on a Company-wide or divisional basis; provided, however, that Awards which are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Board shall retain the discretion to adjust such Awards downward).

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Board determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Board may make such grants without satisfying the requirements of Code Section 162(m).

Article 10.  Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 11.  Deferrals

The Board may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Stock or the satisfaction of any requirements or goals with respect to

Performance Units/Shares and Cash-based Awards. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 12.  Rights of Employees/Directors

12.1.  Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

12.2.  Participation.  No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 13.  Change in Control

13.1.  Treatment of Outstanding Awards.  Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)  Any and all Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable.

(b)  Any restriction periods and restrictions imposed on shares of Restricted Stock which are not performance-based, as set forth in the Restricted Stock Award Agreement, shall lapse.

(c)  The target payout opportunities attainable under all outstanding Awards of Restricted Stock, Performance Units, Performance Shares, and Cash-Based Awards shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control, and all such Awards shall be deemed to be fully vested. Except as provided in Section 13.1(d) below, the vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control. Awards denominated in cash shall be paid pro rata to participants in cash within thirty (30) following the effective date of the Change in Control, with the proration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted performance goals.

(d)  Notwithstanding the foregoing, upon the occurrence of a Change in Control which principally involves the exchange of Shares for cash, as of the effective date of the Change in Control: (a) each Participant holding Options shall be paid in cash, in full satisfaction thereof, an amount equal to the excess, if any, of (i) the aggregate value of the Shares subject to such Options (based on the consideration per Share paid by the acquirer in connection with the Change in Control) over (ii) the aggregate exercise price of such Options; (b) each Participant awarded Performance Shares shall be paid in cash, in full satisfaction thereof, an amount equal to (i) the value of one Share (based on the consideration per Share paid by the acquirer in connection with the Change in Control) multiplied by (ii) the number of Performance Shares awarded to such Participant; and (c) each Participant awarded any other Award which is denominated in Shares (as set forth in the applicable Award Agreement) shall be paid in cash as determined by the Board in its sole discretion to be consistent with the treatment of Options or Performance Shares; provided, that no duplicative payments shall be made with respect to the Stock Appreciation Rights issued in tandem with Options.

13.2.  Termination, Amendment, and Modifications of Change-in-Control Provisions.  Notwithstanding any other provision of this Plan (but subject to the limitations of Section 14.3 hereof) or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board may terminate, amend or modify this Article 13 at any time and from time to time prior to the date of a Change in Control.

Article 14.  Amendment, Modification, and Termination

14.1.  Amendment, Modification, and Termination.  Subject to Section 13.2 and the other terms of the Plan, the Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

14.2.  Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless the Board determines otherwise at the time such adjustment is considered, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan meeting the requirements of Section 162(m) of the Code, as from time to time amended.

14.3.  Awards Previously Granted.  Notwithstanding any other provision of the Plan to the contrary (but subject to Section 13.2 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

14.4.  Compliance with Code Section 162(m).  At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Board determines that such compliance is not desired with respect to any Award of Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit grater flexibility with respect to any Award or Awards available under the Plan, the Board may, subject to this Article 14, make any adjustments it deems appropriate.

Article 15.  Withholding

15.1.  Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

15.2.  Share Withholding.  With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

Article 16.  Indemnification

Each person who is or shall have been a member of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17.  Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18.  Legal Construction

18.1.  Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2.  Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3.  Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4.  Securities Law Compliance.  With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

18.5.  Governing Law.  For purposes of shareholder approval, the Plan shall be governed by the laws of the State of New York. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or Awards granted hereunder shall be conducted exclusively in the State or Federal courts in Missouri.

+

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000004
Least Address Line
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext

C 1234567890	J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card 123456 C0123456789 12345
PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
This proxy, when properly executed, will be voted in the manner directed by the undersigned Shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3, as recommended by the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:

A	Election of Directors
1. ELECTION OF DIRECTORS
01 - Joseph L. Bower
02 - Carla C. Hendra
03 - Michael F. Neidorff

☐	To Vote FOR All Nominees	☐	To WITHHOLD Vote From All Nominees

☐	For All Except	-	To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box from the list above.

01 - ☐	02 - ☐	03 - ☐

B	Proposals

	For	Against	Abstain

2. RATIFICATION OF INDEPENDENT ACCOUNTANTS	☐	☐	☐

3. APPROVAL OF INCENTIVE AND STOCK COMPENSATION PLAN OF 2002, AS AMENDED	☐	☐	☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
This Proxy Must be Signed Exactly as Name Appears Hereon.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY, USING THE ENCLOSED ENVELOPE. Executors, administrators, trustees, etc. should give full titles as such. Joint owners should each sign this proxy. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

☐ ☐ / ☐ ☐ / ☐ ☐ ☐ ☐

0 0 8 9 6 5 1	1 U P X	C O Y	+

001CD40001	00K2PG

Proxy — Brown Shoe Company, Inc.
This Proxy is Solicited on Behalf of the Board of Directors of the Company
for Annual Meeting of Shareholders to be held on May 25, 2006
The undersigned hereby constitutes and appoints Ronald A. Fromm, Andrew M. Rosen and Michael I. Oberlander, and each of them, his, her or its true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Brown Shoe Company, Inc., to be held in the Company’s Conference Center, at 8300 Maryland Avenue, St. Louis, Missouri, on Thursday, May 25, 2006, at 11:00 a.m., and at any adjournments thereof, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified on the reverse side hereof and in their discretion on such other business as may properly come before the meeting.

Brown Shoe Company, Inc.
8300 Maryland Avenue, St. Louis, Missouri 63105-3693
April 17, 2006
Dear Shareholder:
The Annual Meeting of Shareholders of Brown Shoe Company, Inc. will be held on May 25, 2006, at 11:00 a.m., in the Brown Shoe Company, Inc. Conference Center, located at 8300 Maryland Avenue, St. Louis, Missouri.
It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the proxy form on the reverse side, and return it promptly in the envelope provided or vote electronically or by telephone as instructed below.

Internet and Telephone Voting Instructions
You can vote by Internet OR telephone! Available 24 hours a day 7 days a week!
Brown Shoe Company, Inc. encourages you to take advantage of the convenient ways by which you can vote your shares.
You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.
To vote using the Internet To vote using the Telephone (within U.S. and Canada)

• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE • Enter the information requested on your computer screen and follow the simple instructions.
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by Internet or the telephone, please DO NOT mail back this proxy card.
Proxies submitted by Internet or the telephone must be received by 1:00 a.m., Central Time, on May 25, 2006.
THANK YOU FOR VOTING